Exhibit 10.1

LOAN AND SECURITY AGREEMENT

dated June 29, 2015

by and between

FIRST COMMUNITY FINANCIAL PARTNERS, INC., an Illinois corporation, as Borrower,

and

MB FINANCIAL BANK, N.A., as Bank

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS…………………………………………………………………. 4

1.1.	Defined Terms……………………………………………………………... 4

1.2.	Accounting Terms………………………………………………………….. 13

1.3.	Other Terms Defined in UCC……………………………………………… 13

1.4.	Other Definitional Provisions; Construction………………………………. 13

SECTION 2.	REVOLVING LOAN………………………………………………………….. 14

2.1.	Revolving Credit Commitment………………………………………….…. 14

2.2.	Borrowing Procedures for the Revolving Loan……………………………. 14

2.2.1.	Notice………………………………………………………………………. 14

2.2.2.	Bank Obligations with regard to Revolving Loan…………………………. 14

2.3.	Revolving Loan……………………………………………………………. 15

2.4.	Unused Line Fees………………………………………………………….. 15

2.5.	Auto Debit……………………………………………………………......... 16

SECTION 3.	TERM LOAN…………………………………………………………………. 16

3.1.	Term Loan.………………………………………………………………… 16

SECTION 4.	[Reserved]………………………………………………………………………. 16

SECTION 5.	CAPITAL ADEQUACY CHARGE………………………………………….. 16

SECTION 6.	CONDITIONS PRECEDENT TO INITIAL LOAN DISBURSEMENT …. 16
6.1.    Conditions to Closing, Related Delivery Obligations….…………………..    16
6.2.    Additional Conditions Precedent……..……………………………………    18

SECTION 7.	SECURITY INTEREST AND LIEN……………………………………..…... 18

7.1.	Grant of Security Interest to Secure Obligations………………………….. 19

7.2.	Collateral; Loans and other Obligations Cross-Defaulted and Cross-Collateralized…………………………………………………………......... 20

7.3.	Authorization…………………………………………………………......... 20

7.4.	Attachment and Continuity of Security Interest and Lien……………......... 20
SECTION 7A. VOTING RIGHTS, DIVIDENDS AND DISTRIBUTIONS ...…………….    20

SECTION 8.	FINANCIAL REPORTING AND AUDITS….……………………………..... 21

SECTION 9.	INSURANCE………………..…………………………………………………. 22

SECTION 10.[Reserved]………………………………..………...………………………….    22
SECTION 11.REPRESENTATIONS AND WARRANTIES...……………………………    22
11.1.    General Representations and Warranties….……………..………………..    23

11.2.	Representations and Warranties Generally………………………………... 29

11.3.	Representations and Warranties Regarding Collateral…………………... 29
11.4.    Automatic Representation and Warranty and Reaffirmation of
Representations and Warranties…………………………………………….    30

11.5.	Survival of Representations and Warranties….……………………………. 31

SECTION 12.	COVENANTS AND CONTINUING AGREEMENTS…….……………… 31

12.1.	Financial Covenants……………………….……..………..……………….. 31

12.2.	Affirmative Covenants…………………………………………………….. 33

12.3.	Negative Covenants……………………………………………………….. 36

SECTION 13.	EVENTS OF DEFAULT.…………………………………………….…….... 38

SECTION 14.	REMEDIES………………………………………..…………………………. 41

SECTION 15.	EXERCISE OF REMEDIES; STANDARDS FOR EXERCISING REMEDIES……………………………………………………………..……….....… 45
SECTION 16.SURETYSHIP WAIVERS BY BORROWER; MARSHALLING………..    46
SECTION 17.[Reserved]………………………………………………………………….….    46
SECTION 18.INJUNCTIVE RELIEF…....…………………………………………………    46
SECTION 19.[Reserved]………………..…………………………………………….…..….    47
SECTION 20.EXPENSES………………………………………………………………..…..    47
SECTION 21.NOTICES…………………………………………………………………..….    47
SECTION 22.CONTINUING SECURITY INTEREST AND LIEN………………..…….    48
SECTION 23.NON-WAIVER……………………………………………………………..…    49
SECTION 24.PERFORMANCE OF BORROWER’S DUTIES…………………………..    49
SECTION 25.SEVERABILITY…………………………………………………………...…    49
SECTION 26.CAPTIONS……………………………………………………………...…….    49

SECTION 27.REINSTATEMENT OF OBLIGATIONS…………………………………..49
SECTION 28.INDEMNITY…………………………………………………………...……..    50
SECTION 29.BROKERAGE FEES……………………………………………..………….    50
SECTION 30.LAWFUL INTEREST………………………………………………….…….    50
SECTION 31.SURVIVAL……………………………………………………………………    50
SECTION 32.ASSIGNABILITY………………………………………………………...…..    50
SECTION 33.CONFIDENTIALITY…………………………………………...……………    51
SECTION 34.TIME OF ESSENCE………………………………………………..……….    51
SECTION 35.COUNTERPARTS……………………………………………………..…….    51
SECTION 36.FACSIMILE SIGNATURES……………………………………..………….    51
SECTION 37.ENTIRE AGREEMENT…………………………………………..…………    52
SECTION 38.CHOICE OF LAW………………………………………………………..….    52
SECTION 39.PERSONAL JURISDICTION………………………………………..……...    52
SECTION 40.WAIVER OF JURY TRIAL…………………………………………..……..    52
SECTION 41.WAIVER OF BOND……………………………………………………...…..    53

EXHIBIT A – Certain Factual Disclosures
EXHIBIT B – Consent of Issuer and Borrower
EXHIBIT C – Opinion of Counsel
EXHIBIT D – Form of Notice of Borrowing

Schedule 11.1(f)    Information Regarding Bank Subsidiary Stock
Schedule 11.1(n)    Liens
Schedule 11.1(q)    Litigation and Contingent Liabilities
Schedule 11.1(r)    Regulatory Restrictions
Schedule 12.3(c)    Indebtedness

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (as amended, restated modified or supplemented from time to time, this "Agreement") is dated as of June 29, 2015 between FIRST COMMUNITY FINANCIAL PARTNERS, INC., an Illinois corporation (the "Borrower"), with its main office at 2801 Black Road, Joliet, Illinois 60435, and MB FINANCIAL BANK, N.A., a national banking association (the "Bank"), with a principal office at 6111 N. River Road, Rosemont, Illinois 60018.

WHEREAS, the Borrower has asked the Bank to extend to the Borrower (i) a $4,000,000.00 revolving line of credit loan for general corporate purposes, including retirement of certain subordinated debt, and (ii) a $10,060,000.00 term loan for retirement of certain subordinated debt; and

WHEREAS, the Bank is willing to make such loans to the Borrower upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises, the terms and conditions contained herein, and of any loans or extension of credit or financial accommodations now or hereafter made to or for the benefit of Borrower by Bank, the Borrower and the Bank hereby agree as follows:

SECTION 1.    DEFINITIONS.

1.1 Defined Terms. As used in this Agreement, the following terms have the following respective meanings:

"Affiliate" of any Person means (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person.

"Agreement" has the meaning set forth in the first paragraph above.

“Anti-Terrorism Laws” means any Applicable Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA PATRIOT Act, the Applicable Laws comprising or implementing the Bank Secrecy Act, and the Applicable Laws administered by the United States Treasury Department’s Office of Foreign Assets Control (as any of the foregoing Applicable Laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Law” means all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Loan Document or contract in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Average Assets” means, with respect to the Bank Subsidiary, the quarterly average for the Bank Subsidiary’s total assets, except that this quarterly average should reflect all debt securities (not held for trading) at amortized cost, available-for-sale equity securities with readily determinable fair values at the lower of cost or fair value, and equity securities without readily determinable fair values at historical cost.

"Bank" is defined in the introductory paragraph hereof.

“Bank Subsidiary” means First Community Financial Bank, an Illinois state chartered bank.

"Banking Day" means a day, other than a Saturday, Sunday or a legal holiday on which national banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

"Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. Section 101 et. seq., as in effect from time to time, and any successor statute.

“Blocked Person” has the meaning set forth in Subsection 11.1(hh).

"Borrower" is defined in the introductory paragraph hereof.

“Borrower Financial Statements” has the meaning set forth in Section 11.1(h).

“Call Reports and Filings” has the meaning set forth in Section 11.1(h).

"Capital Expenditures" means, with respect to Borrower, all expenditures (including Capital Lease Obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

"Capital Lease" means, with respect to Borrower, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by Borrower as lessee, that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such statement is not then in effect, such statement of GAAP as may be applicable, recorded as a “capital lease” on the financial statements of Borrower prepared in accordance with GAAP.

"Capital Lease Obligations" means, with respect to Borrower, all rental obligations of Borrower as lessee under a Capital Lease which are or will be required to be capitalized on the books of Borrower.

"Charges" means all national, federal, state, county, city, municipal, and/or other governmental (including, without limitation, the Pension Benefit Guaranty Corporation) taxes, levies, assessments, charges, Liens, claims or encumbrances upon and/or relating to (i) the Collateral or any portion thereof, (ii) the Obligations or any portion thereof, (iii) Borrower's or any Subsidiary's employees, payroll, income and/or gross receipts, (iv) Borrower's or any Subsidiary's ownership and/or use of any of its assets, or (v) any other aspect of Borrower's or any Subsidiary's business.

"Closing Date" means the date on which all of the conditions precedent in Section 6 are met to the Bank's satisfaction or waived by the Bank in writing and the initial advance under any Loan is made hereunder.

“Code” means the Internal Revenue Code of 1986 as amended from time to time.
"Collateral" has the meaning set forth in Section 7.1 hereof.

"Collateral Documents" means this Agreement, and any other agreement, instrument, or document pursuant to which a security interest or Lien is granted by the Borrower or any other obligor or grantor, to secure the payment and performance of the Obligations, each as amended, restated or supplemented from time to time.

“Consent of Issuer and Borrower” means the Consent of Issuer and Borrower, in the form of Exhibit B, executed by the Issuer and Borrower in favor of the Bank.

“Credit Extension” means the making of any advance under any Loan.

"Debt" means, with respect to any Person, (a) obligations created, issued or incurred by such Person in respect of deposits taken or for borrowed money (whether by loan or by the issuance and sale of certificates of deposit or debt securities or the sale of property to another Person subject to an understanding, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase price or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising in the ordinary course of business so long as such trade accounts payable are not past due; (c) obligations of others secured by a Lien on the property of such Person, whether or not the respective obligations so secured have been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) all present and future Hedging Obligations of Borrower; and (g) indebtedness of others guaranteed by such Person.

“Debt Service Coverage Ratio” means a ratio defined as (a) total cash dividends received by the Borrower from the Bank Subsidiary less operating expenses and shareholder distributions, to (b) Borrower’s required debt service including cash interest expense, scheduled term loan principal payments and total subordinated debt payments.

"Default" means a condition or event which, with the giving of notice or the passage of time, or both, would become an Event of Default.

"Environmental Laws" means all federal, state and local environmental laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

“Equity” means, with respect to Borrower, par value, paid-in capital, retained earnings and any other adjustments to equity.

“Equity Interests” means, with respect to a Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date of this Agreement, including common shares, preferred shares, membership interests, partnership interests or any other equivalent of such ownership interest.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” means any corporation or trade or business that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

"Event of Default" means any of those conditions or events listed in Section 13 of this Agreement.

“Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“FDIC” means the Federal Deposit Insurance Corporation and any successor thereof.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Assets” has the meaning set forth in the UCC.

"Financing Statements" means UCC financing statements describing the Bank as secured party and Borrower as debtor covering the Collateral and otherwise in such form, for filing in such jurisdictions and with such filing offices, as the Bank shall deem necessary or advisable.

"GAAP" means, generally accepted accounting principles in the United States as in effect from time to time, applied by the Borrower on a basis consistent with the Borrower's most recent financial statements furnished to the Bank pursuant to Section 8 hereof.

“Governmental Body” means any nation or government, any federal, state, local or other political subdivision thereof and any entity, authority, agency, division or department exercising the executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government.

"Hazardous Materials" includes, without limitation, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act, and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state (including, without limitation, all state superlien or cleanup statutes) or local governmental law, ordinance, rule, or regulation.

“Hedging Agreement” as used herein shall singularly mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into by Borrower with the Bank or an affiliate or designee of the Bank, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures, and any other agreement or arrangement designed to protect Borrower against fluctuations in interest rates, currency exchange rates or commodity prices.

“Hedging Obligations” means any obligation or liability of Borrower to the Bank or an affiliate or designee of the Bank, whether absolute or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any Hedging Agreement, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Agreement.

“Investment Property” has the meaning set forth in the UCC.

“Issuer” has the meaning set forth in Section 7.1.

“knowledge” means, with respect to the Borrower, the actual knowledge of Roy C. Thygesen, Chief Executive Officer of the Borrower, Patrick J. Roe, President and Chief Operating Officer of the Borrower, or Glen L. Stiteley, Executive Vice President and Chief Financial Officer of the Borrower.

“Lien” means, with respect to any property of any Person, any mortgage, lien, pledge, charge, security interest, or encumbrance of any kind in respect thereof, including the interest of a vendor or lessor under any conditional sale, security lease, or other title retention agreement with respect to any property purchased, leased, or otherwise held by such Person.
"Loan Documents" means this Agreement, the Notes, the Consent of Issuer and Borrower, and all other agreements, instruments and documents, including, without limitation, the Collateral Documents, all present and future Hedging Agreements, and any other security agreements, notes, guaranties, mortgages, assignments, financing statements, letter of credit applications, reimbursement agreements, authorization certificates, notices of borrowing, stock powers, and all other writings heretofore, now, or hereafter executed by the Borrower or any other obligor or grantor, and delivered to Bank in connection with or relating to this Agreement, or securing the Loans or any of the other Obligations, together with all agreements, instruments and documents referred to therein or contemplated thereby, each as amended, restated or supplemented from time to time.

“Loans” means collectively, the Revolving Loan and the Term Loan, together with all extensions, renewals, amendments, refinancings, modifications, consolidations and conversions thereof or thereto.

"Material Adverse Change" means a material adverse change, (a) in the business, operations, financial condition, assets, liabilities or properties of (i) Borrower and its Subsidiaries taken as a whole, or (ii) the Bank Subsidiary, or (b) in the validity or enforceability of this Agreement or any other Loan Document, or (c) in Borrower’s ability to pay or perform its obligations hereunder or under the other Loan Documents, including repayment of any Obligations, or (d) in the Bank's security interest or Lien in the Collateral (or any other collateral securing the Obligations) or the priority of the Bank’s security interest or Lien therein, or the collectibility of any material portion of the Collateral (or any other collateral securing the Obligations) or the ability of the Bank to realize upon any Collateral or enforce its rights or remedies under the Loan Documents.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.
“Non-Performing Assets” means, with respect to the Bank Subsidiary, the aggregate amount of all non-accrual loans, loans 90 days or more past due, all other real estate owned (OREO), and loans modified due to a deterioration in the financial position of the borrower.

“Non-Performing Loans” means, with respect to the Bank Subsidiary, the sum of all non-accrual loans, loans on which any payment is more than 90 days past due but which continue to accrue interest, and restructured loans of the Bank Subsidiary.

“Notes” means collectively, the Revolving Note and the Term Note, together with all extensions, renewals, amendments, refinancings, modifications, consolidations and conversions thereof or thereto.

"Obligations" collectively means and includes all loans, advances, debts, liabilities, obligations, covenants and duties owing to the Bank by the Borrower, whether now existing, or hereafter created or arising, including, without limitation: (1) the Revolving Loan, together with all loans, advances and overadvances now or hereafter made thereunder, and all extensions, renewals, amendments, refinancings, modifications, consolidations and conversions thereof or thereto; and (2) the Term Loan and all extensions, renewals, amendments, refinancings, modifications, consolidations and conversions thereof or thereto; and (3) all principal, interest (including any interest or other amounts accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to Borrower, whether or not a claim for post-filing or post-petition interest or other amounts is allowed in such proceeding), fees, charges, expenses, reasonable attorneys' fees and other costs and sums now or hereafter payable by the Borrower under the terms of this Agreement, the Notes and/or any of the other Loan Documents; and (4) all obligations, contingent or otherwise, of Borrower under or related to each letter of credit now or hereafter issued by Bank for the account of Borrower; and (5) all present and future Hedging Obligations of every kind and nature whether now or hereafter owed by Borrower; and (6) all advances made by Bank to protect the Collateral (or any other collateral securing any of the Obligations), and/or Bank's security interest or Lien and rights therein or to pay or discharge any other Lien upon the Collateral (or any other collateral securing any of the Obligations); and (7) all costs, expenses and fees (including reasonable attorneys' fees) incurred by Bank pursuant to the terms of this Agreement or any of the other Loan Documents, or in connection with (i) the drafting and preparation of this Agreement and the other Loan Documents, (ii) the administration, enforcement and defense of this Agreement and any other Loan Documents, or the relationships and security interests or Liens created hereunder or thereunder, (iii) the collection of the Obligations and any other obligation or indebtedness secured hereby, and (iv) the sale or other disposition of the Collateral (or any other collateral securing any of the Obligations), or any portion thereof.

“Ordinary Course of Business” means the ordinary course of Borrower’s business as conducted on the Closing Date.

“Parent” means any Person now or at any time or times hereafter owning or controlling (alone or with any other Person) at least a majority of the issued and outstanding Equity Interests of Borrower.

"PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

“Pension Plan” means any Plan which is a “defined benefit plan” within the meaning of Section 3(35) of ERISA.
"Permitted Liens" means: (a) Liens and encumbrances in favor of the Bank; and (b) Liens for taxes, assessments or other governmental charges incurred in the Ordinary Course of Business and for which no interest, late charge or penalty is attaching or which are being contested in good faith provided that (i) no such Lien shall prime (or be on parity with) the Bank's security interest or Lien in any of the Collateral or any other collateral securing the Obligations, (ii) no such Lien shall have any effect on the value of the assets covered by such Lien, and (iii) a stay of enforcement of any such Lien shall be in effect, and provided further that if requested by the Bank, such Liens shall be (i) bonded in an amount and manner satisfactory to the Bank, or (ii) as to which adequate reserves have been established by the Borrower satisfactory to the Bank.

"Person" means and includes any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, sole proprietorship, association, trust, unincorporated association, joint stock company, government, institution, municipality, political subdivision or agency, or other entity of whatever nature.

“Plan” means an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA other than a Multiemployer Plan.
“Pledged Shares” has the meaning set forth in Subsection 7.1.

“Primary Capital” means, with respect to the Bank Subsidiary, the aggregate amount of Tier 1 Capital and the allowance for loans and lease losses.

“Reserves To NPL” means, with respect to the Bank Subsidiary, the aggregate allowance for loan and lease losses divided by Non-Performing Loans.

“Return On Average Assets” means, with respect to the Bank Subsidiary, the ratio of (a) the consolidated net income (or loss), excluding any gains from asset dispositions, any extraordinary gains and any gains from discontinued operations, to (b) Average Assets.

“Risk-Based Capital Ratio” means, with respect to the Bank Subsidiary, the ratio of (a) the sum of Tier 1 Capital and Tier 2 Capital Assets to (b) Risk-Weighted Assets.

"Real Property" collectively means all commercial real property now or hereafter owned, occupied or operated by the Borrower.

"Revolving Loan" has the meaning set forth in Section 2.1 hereof.

"Revolving Loan Commitment Amount" means, as of any applicable date of determination, Four Million and 00/100 Dollars ($4,000,000.00).

"Revolving Loan Disbursement Date" means each date upon which the Bank makes an advance under the Revolving Loan to the Borrower under Section 2 of this Agreement.

"Revolving Loan Termination Date" means the earliest date upon which the Revolving Note becomes due and payable (whether at the stated maturity set forth in the Revolving Note, by acceleration, or otherwise).

"Revolving Note" has the meaning set forth in Section 2.3 hereof.

“Risk-Weighted Assets” means, with respect to the Bank Subsidiary, as defined per U.S. Basel III (B3) regulatory capital rules.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended.

"Subordinated Debt" means indebtedness of the Borrower to a third party which has been subordinated to the Term Loan and the Revolving Loan.

“Subsidiary” means any corporation or limited liability company of which more than fifty percent (50%) of the outstanding Equity Interests is at the time, directly or indirectly, owned by Borrower, or any partnership, joint venture or limited liability company of which more than fifty percent (50%) of the outstanding Equity Interests are at the time, directly or indirectly, owned by Borrower or any partnership of which Borrower is a general partner. The term “Subsidiary” includes, without limit, the “Bank Subsidiary”, but excludes any corporation or limited liability company formed for the exclusive purpose of other real estate owned (“OREO”). A list of all the Subsidiaries is set forth on Exhibit A.

"Term Loan" has the meaning set forth in Section 3.1 hereof.

"Term Note" has the meaning set forth in Section 3.1 hereof.

“Texas Ratio” means, with respect to the Bank Subsidiary, (a) Non-Performing Assets including loans on which any payment is more than 90-day past due, divided by (b) Primary Capital.

“Tier 1 Capital” means, at any time, with respect to the Bank Subsidiary, Tier 1 Capital as defined from time to time by the FRB or other applicable Governmental Body.

“Tier 1 Leverage Ratio” means, with respect to the Bank Subsidiary, the ratio of (a) Tier 1 Capital, to (b) Average Assets.

“Tier 1 Risk-Based Capital Ratio” means, with respect to the Bank Subsidiary, the ratio of (a) Tier 1 Capital to (b) Risk-Weighted Assets.

“Tier 2 Capital” means, at any time, with respect to the Bank Subsidiary, Tier 2 Capital as defined from time to time by the FRB or other applicable Governmental Body.

“Trading with the Enemy Act” means the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

"UCC" means the Uniform Commercial Code in effect in Illinois from time to time.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2    Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower's accountants.

1.3    Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

1.4    Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word "Borrower" shall be so construed. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived or cured (as applicable) in accordance with Section 23 hereof. References in this Agreement to any party shall include such party's successors and permitted assigns. References to any "Section" shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Agreement, the provisions of this Agreement shall govern.

SECTION 2.    REVOLVING LOAN.

2.1    Revolving Credit Commitment. Subject to and upon the terms and conditions of this Agreement, the Bank agrees to extend to Borrower a Four Million and 00/100 Dollar ($4,000,000.00) revolving line of credit loan (such loan, and any and all extensions, renewals, amendments, refinancings, modifications, conversions or consolidations thereof or thereto, the "Revolving Loan"), and the Bank further agrees to make loans to Borrower on a revolving basis under the Revolving Loan in such amount as the Borrower shall request pursuant to Section 2.2 of this Agreement at any time from the date of this Agreement until the Revolving Loan Termination Date, up to an aggregate principal amount outstanding at any time not to exceed the Revolving Loan Commitment Amount, provided that each Revolving Loan Disbursement Date under this Agreement must be a Banking Day.

Borrower covenants to the Bank that Borrower shall use the proceeds of the Revolving Loan solely for the purpose of (i) initially retiring certain existing subordinated debt of Borrower, (ii) financing bank acquisitions selected by Borrower and (iii) for other general corporate purposes of Borrower.

2.2    Borrowing Procedures for the Revolving Loan.

2.2.1 Notice. The Borrower shall give written notice to the Bank not later than 2:00 p.m. on or before the Banking Day on which the Borrower requests the Bank to make an advance under the Revolving Loan.

2.2.2 Bank Obligations with regard to Revolving Loan. The Bank, upon its determination that the conditions set forth in this Agreement have been duly satisfied, will make the amount set forth in the Borrower's notice of borrowing available to or upon the order of the Borrower in immediately available funds at the Bank's principal office, on the date of the proposed borrowing (which shall be a Banking Day), provided, however, that the Bank shall not be obligated if:

(a)	With respect to the initial disbursement under the Revolving Loan, any of the conditions precedent set forth in Section 6 hereof or in subsection (b) below shall not have been satisfied, or

(b)	With respect to all other advances under the Revolving Loan:

(i)	Any Default or Event of Default has occurred and is continuing, or

(ii)	Any of the warranties or representations set forth in this Agreement shall not be true or correct on and as of such Revolving Loan Disbursement Date, or

(iii)
Such proposed advance under the Revolving Loan would cause the aggregate unpaid principal amount of the Revolving Loan outstanding under this Agreement to exceed the Revolving Loan Commitment Amount on the Revolving Loan Disbursement Date, or

(iv)	The requested disbursement date is not a Banking Day or is on or after the Revolving Loan Termination Date.

Each notice of borrowing given by the Borrower hereunder shall be in the form of Exhibit D attached hereto, and shall constitute a certification by the Borrower to the Bank that (a) no Default or Event of Default shall have occurred and be continuing; and (b) the representations and warranties made by the Borrower in this Agreement shall be true and correct on and as of the date of such Credit Extension or continuation with the same force and effect as if made on and as of such date.
2.3    Revolving Loan. The Revolving Loan shall be evidenced by a Revolving Note dated the date of this Agreement in the principal sum of Four Million and 00/100 Dollars ($4,000,000.00) executed by the Borrower and payable to the order of the Bank on June 15, 2020 (such note and any and all extensions, renewals, amendments, refinancings, modifications, conversions or consolidations thereof or thereto, the "Revolving Note"). The date and amount of each advance under the Revolving Loan made by the Bank and of each repayment of principal or interest thereon received by the Bank shall be recorded by the Bank in its records. The aggregate unpaid principal amount and interest so recorded by the Bank shall be rebuttable presumptive evidence as to the principal amount and interest outstanding thereunder, provided, however, that the failure by the Bank so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Revolving Note to repay the principal amount of the entire Revolving Loan together with all interest accrued or accruing thereon.

Interest on the Revolving Note shall be payable quarterly in arrears, and shall be payable on the respective dates set forth in the Revolving Note (the terms of which are incorporated herein by reference). Interest shall accrue on the unpaid principal balances of the Revolving Note calculated at the applicable rate set forth in the Revolving Note. Borrower shall pay principal, interest, and all other amounts payable under the Revolving Note, this Agreement and any other Loan Document without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

2.4    Unused Line Fee. If the average daily principal balance of the Revolving Loan shall be less than $2,000,000.00 in any fiscal quarter, Borrower shall pay to Bank an unused line fee of one-quarter percent (0.25%) per quarter of the difference between the Revolving Loan Commitment Amount and the average daily balance of the Revolving Loan for each such fiscal quarter, which fee shall be fully earned by the Bank and payable quarterly in arrears on the first Banking Day of the following such fiscal quarter. Said fee shall be calculated on the basis of a 360‑day year.

2.5    Auto Debit. Borrower authorizes the Bank to debit Borrower's accounts with the Bank for all payments due under the Notes and this Agreement. Said authorization shall be irrevocable so long as any Note or any other Obligations remain outstanding.

SECTION 3.    TERM LOAN.

3.1    Term Loan. Subject to the satisfaction of the conditions set forth in this Agreement, the Bank will make the Borrower a term loan in the principal amount of Ten Million Sixty Thousand and 00/100 Dollars ($10,060,000.00) (such loan, and any and all extensions, renewals, amendments, refinancings, modifications, conversions or consolidations thereof or thereto, the "Term Loan"). The Term Loan shall be evidenced by a Term Note of even date herewith, executed by Borrower, in the principal sum of Ten Million Sixty Thousand and 00/100 Dollars ($10,060,000.00) (such note, and any and all extensions, renewals, amendments, refinancings, modifications, conversions or consolidations thereof or thereto, the "Term Note"), payable to the order of the Bank in successive quarterly installments of principal plus interest as set forth in the Term Note, the terms of which are incorporated herein by reference.

SECTION 4.    [Reserved]

SECTION 5. CAPITAL ADEQUACY CHARGE. If Bank shall have determined that the adoption of any law, rule or regulation regarding capital adequacy, or any change therein or in the interpretation or application thereof, or compliance by Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or governmental authority enacted after the date hereof, does or shall have the effect of reducing the rate of return on such party’s capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such adoption, change or compliance (taking into consideration Bank’s policies with respect to capital adequacy) by a material amount, then from time to time, after submission by Bank to Borrower of a written demand therefor (“Capital Adequacy Demand”) together with the certificate described below, Borrower shall pay to Bank such additional amount or amounts (“Capital Adequacy Charge”) as will compensate Bank for such reduction, such Capital Adequacy Demand to be made with reasonable promptness following such determination. A certificate of Bank claiming entitlement to payment as set forth above shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such reduction, the amount of the Capital Adequacy Charge to be paid to Bank, and the method by which such amount was determined. In determining such amount, Bank may use any reasonable averaging and attribution method, applied on a non-discriminatory basis. Bank shall not make a Capital Adequacy Demand unless it is making a similar demand from its other borrowers that are similarly situated to Borrower under substantially similar provisions of the loan documents governing its relationship with such other borrowers.

SECTION 6.    CONDITIONS PRECEDENT TO INITIAL LOAN DISBURSEMENT.

6.1    Conditions to Closing, Related Delivery Obligations. In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by the Borrower herein, prior to and as a condition to the Bank’s making of the initial advance under the Loans under this Agreement, the Borrower shall deliver or cause to be delivered to the Bank each of the following documents and payments, each of which documents shall be satisfactory to the Bank in form and substance:
(a)    Notes. The Notes, duly completed and executed.
(b)    Borrower Corporate Action. The articles of incorporation (certified by the Secretary of State of Illinois dated no earlier than forty-five (45) days prior to this Agreement) and by-laws of the Borrower and all corporate action taken by the Borrower authorizing this Agreement, the Notes and the other Loan Documents and the borrowing by the Borrower hereunder (including the resolutions of the Board of Directors of the Borrower (i) authorizing the transactions contemplated hereby), in each case, certified by the secretary or assistant secretary of the Borrower, and (ii) naming and setting forth the specimen signature of each of the officers of the Borrower (i) who is authorized to sign on its behalf this Agreement, the Notes and the other Loan Documents.
(c)    Opinion of Counsel of Borrower. An opinion of counsel of the Borrower, substantially in the form of Exhibit C hereto.
(d)    Approvals. Certified copies of any filings, authorizations, approvals, licenses, consents or registrations necessary in order for the Borrower to execute, deliver and perform this Agreement or the Notes.
(e)     Fees and Costs. Payment of any fees which are then due and payable pursuant to this Agreement and costs and expenses payable pursuant to this Agreement, including the costs and expenses payable under Section 20.
(f)    Borrower Good Standing Certificates. A good standing certificate from (i) the the Secretary of State of the Borrower’s state of incorporation, and (ii) each state in which the Borrower is required to be qualified to transact business as a foreign corporation (in each of the foregoing cases, dated no earlier than forty-five (45) days prior to this Agreement).
(g)    Bank Subsidiary Certificates, Charters and Documents. For the Bank Subsidiary, (i) a good standing certificate from the Illinois Department of Financial and Professional Regulation's Division of Banking; (ii) a charter certified by the Illinois Department of Financial and Professional Regulation's Division of Banking; (iii) a certificate of deposit insurance issued by the FDIC; and (iv) the by-laws currently in effect (in each of the foregoing cases, dated no earlier than forty-five (45) days prior to this Agreement).
(h)    Collateral Documents. Collateral Documents, duly completed and executed.

(i)    Certificates for Pledged Shares. The actual certificates representing all of the securities constituting the Pledged Shares together with irrevocable stock powers for each such certificate endorsed by the Borrower in blank (with Medallion Guarantees affixed or annexed).
(j)    Lien Searches. Certified copies of (i) Uniform Commercial Code lien search reports certified by a party acceptable to the Bank, dated a date reasonably near to the date of this Agreement, listing all effective financing statements which name the Borrower and the Bank Subsidiary (under their present names and any previous names and under the names of any predecessor by merger, consolidation or otherwise) as debtor and which are filed in the applicable jurisdiction of organization and where any assets have been maintained within the last five years, together with copies of such financing statements and (ii) federal and state tax liens and pending suits and judgment searches against the Borrower, the Bank Subsidiary (under their present names and any previous names and under the names of any predecessor by merger, consolidation or otherwise) from jurisdictions where the Borrower, the Bank Subsidiary is organized and from where such entity maintains any place of business, each of such searches certified by a party acceptable to the Bank and dated a date reasonably near to the date of this Agreement.
(k)    Other Documents. Such other documents as the Bank may reasonably request.
6.2    Additional Conditions Precedent. In addition to the foregoing conditions precedent, the following additional conditions precedent shall be met to the Bank’s satisfaction, prior to and as a condition to the Bank’s making of the initial advance under the Loans under this Agreement:

(a)    Bank shall be satisfied with the legal structure and capitalization of Borrower and Bank Subsidiary, including the terms and conditions of its organizational documents, each as amended to date.

(b)    Bank shall have received such valuations and certifications as it may require to satisfy itself as to (i) the value and collectability of the Collateral, and (ii) the financial condition of the Borrower and the Bank Subsidiary.

(c)    There shall have been no Material Adverse Change since the most recent financial statements of Borrower and its Subsidiaries submitted by Borrower to the Bank.

(d)    There shall be no pending or threatened suit, action, investigation or other proceeding involving the Borrower or the Bank Subsidiary which, in the judgment of the Bank, could reasonably be expected to cause a Material Adverse Change.

(e)    The representations and warranties of Borrower contained in this Agreement shall be true and correct on the day of the initial loan disbursement.

(f)    The Borrower shall be in full compliance with all of the terms and conditions of this Agreement and the other Loan Documents.

(g)    There shall exist no Event of Default or Default.

(h)    All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement and the other Loan Documents and all other related legal matters shall have been satisfactory to and approved by legal counsel for the Bank, and said counsel shall have been furnished with such other certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

SECTION 7. SECURITY INTEREST AND LIEN.

7.1    Grant of Security Interest and Lien to Secure Obligations. To secure the prompt and complete payment, observance and performance of the Obligations, the Borrower does hereby pledge, assign, transfer and deliver to the Bank and does hereby grant to the Bank a continuing and unconditional security interest and Lien in and to all of the securities, Investment Property, Financial Assets and all other property described below, whether now owned by the Borrower or existing or hereafter arising or acquired by Borrower, and wheresoever located (all of which securities, Investment Property, Financial Assets and other property, along with the Proceeds therefrom, are individually and collectively referred to as the "Collateral"):

(a) Eight Million Thirty Four Thousand (8,034,000) shares of the common stock of First Community Financial Bank (together with its successors, the “Issuer”), currently evidenced by Certificate Number 183 issued by Issuer to Borrower, and all substitutions and replacements for such Certificate (collectively, together with any other shares of stock described in subsection (b) below, the “Pledged Shares”) and all certificates now or hereafter evidencing the Pledged Shares or any of the collateral described in subsection (b) below; and

(b)    all cash, securities, distributions, cash dividends, cash instruments, share dividends, payments, rights and other Investment Property, Financial Assets, instruments and other property or Proceeds at any time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Shares now or hereafter pledged by Borrower to Bank under this Agreement or otherwise encumbered hereunder, including, without limitation, all additional shares of stock issued by the Issuer to the Borrower and all shares issued by Issuer to Borrower as a result of any increase or reduction of capital, combination of shares, reclassification, split‑up, stock split, spin-off, split-off, merger, consolidation, sale of assets or other corporate reorganization, and all other Proceeds of the foregoing described collateral, of every kind and nature whatsoever, including whatever is collected on, or distributed on account of any of the securities, Investment Property, Financial Assets or other property described above; and

(c)     all options and rights, whether as an addition to, in substitution of or in exchange for any of the Pledge Shares and all dividends, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all such options and rights; and

(d)    all Proceeds of the collateral described in subsections (a), (b) and (c) above.

Borrower hereby acknowledges and confirms to the Bank that the Borrower has granted to the Bank above in this Section 7.1, a first priority security interest and Lien in all of the Collateral as security for the payment and performance of the Obligations.

In the event that, during the term of this Agreement, subscription, spin-off, warrants, stock dividends, or any other rights or options shall be issued in connection with the Collateral, such warrants, stock dividends, rights and options shall be immediately delivered by the Borrower to the Bank to be held under the terms hereof in the same manner as the Collateral.

Borrower covenants to the Bank and agrees that all certificates representing or evidencing the Pledged Shares shall be promptly delivered by Borrower to and held by the Bank and shall be accompanied by duly executed instruments of transfer or assignments in blank, all in form and substance satisfactory to Bank. Borrower hereby authorizes the Issuer to deliver any certificates, instruments or other distributions issued in connection with the Collateral directly to the Bank. Borrower agrees to promptly notify the Bank upon the issuance or making of any of the certificates, instruments or other distributions described in the preceding sentence.

7.2 Collateral; Loans and other Obligations Cross-Defaulted and Cross-Collateralized. The Loans and all other Obligations shall be secured by Borrower's grant to the Bank of a first priority security interest and Lien in and to the Collateral. Borrower acknowledges and agrees that, (a) the Loans and all other Obligations shall be cross-defaulted, meaning that a default under any Loan or any of the other Obligations shall constitute a default under the Loans and all other Obligations, and (b) the Loans and all other Obligations shall be cross-collateralized, meaning that the Collateral shall secure the Loans and all other Obligations, and (c) the Loans and all other Obligations shall be cross-accelerated, meaning that if an Event of Default occurs hereunder, that any such Event of Default shall constitute a default under this Agreement and all other Loan Documents, and shall entitle the Bank to accelerate the outstanding principal balances of the Loans and all other Obligations, and to exercise such rights and remedies the Bank has under this Agreement and all other Loan Documents.

7.3    Authorization. The Borrower hereby authorizes the Bank to set‑off and retain, without any necessity on the Bank's part to resort to other security or sources of reimbursement for the Obligations, at any time following the occurrence and during the continuance of any Event of Default, and without prior notice thereof to Borrower (such notice being expressly waived), any of the deposits or other sums or property of Borrower held by Bank, for application against any Obligations, irrespective of whether any demand has been made or whether such Obligations are mature. The Bank will promptly notify Borrower of the Bank's receipt of such funds or other property for application against the Obligations, but failure to do so will not affect the validity or enforceability thereof or subject the Bank to any liability.

7.4    Attachment and Continuity of Security Interest and Lien. The pledge of, Lien upon, and security interest granted and hereby created in the Collateral shall extend and attach to the entire Collateral which is presently in existence and which is owned by Borrower or in which Borrower has an interest, and all Collateral which Borrower may purchase or in which Borrower may acquire an interest at any time and from time to time in the future and wherever the same may be located.

Upon the sale, exchange, or other disposition of the Collateral, the security interest and Lien created and provided for herein shall, without break in continuity and without further formality or act, continue in and attach to the instruments for the payment of money, Accounts, documents of title, shipping documents, Chattel Paper and all other cash and noncash proceeds of such sale, exchange or disposition.

SECTION 7A.  VOTING RIGHTS, DIVIDENDS AND DISTRIBUTIONS.
So long as no Event of Default shall have occurred and be continuing:
            (a)    Borrower shall be entitled to exercise any and all voting and/or consensual rights and powers relating or pertaining to the Collateral or any part thereof, subject to the terms hereof;
(b)     Borrower shall be entitled to receive and retain cash dividends payable on the Collateral; provided, however, that all other dividends (including, without limitation, stock and liquidating dividends), distributions in property, returns of capital and other distributions made on or in respect of the Collateral, whether resulting from a subdivision, combination or reclassification of the outstanding capital stock, equity securities or other ownership interests of Issuer received in exchange for the Collateral or any part thereof or as a result of any merger, consolidation, acquisition, transfer, sale or disposition of the Collateral or other exchange of assets to which Issuer or any other Person may be a party or otherwise, and any and all cash and other property received in exchange for or redemption of any of the Collateral, shall be retained by Bank, or, if delivered to Borrower, shall be held in trust for the benefit of Bank and forthwith delivered to Bank and shall be considered as part of the Collateral for all purposes of this Agreement;
(c)     Bank shall execute and deliver (or cause to be executed and delivered) to Borrower all such proxies, powers of attorney, dividend orders and other instruments as Borrower may request for the purpose of enabling Borrower to exercise the voting and/or consensual rights and powers that Borrower is entitled to exercise pursuant to Section 7A(a) and/or to receive the dividends that Borrower is authorized to receive and retain pursuant to Section 7A(b); and Borrower shall execute and deliver to Bank all proxies, powers of attorney, dividend orders and other instruments and documents as may be required or may be requested by Bank to enable Bank to receive and retain the dividends, distributions in property, returns of capital and other distributions it is authorized to receive and retain pursuant to Section 7A(b); and
(d)     Upon the occurrence and continuation of an Event of Default, all rights of Borrower to exercise the voting and/or consensual rights and powers that Borrower is entitled to exercise pursuant to Section 7A(a) and/or to receive the dividends that Borrower is authorized to receive and retain pursuant to Section 7A(b) shall cease immediately, without any notice to Borrower or action by or on behalf of Bank or any other Person, and all such rights thereupon shall become vested in Bank automatically without any action by any Person, and Bank shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers and/or to receive and retain such dividends. In such case, Borrower shall execute and deliver such proxies, powers of attorney, dividend orders and other instruments and documents as Bank may request or as may be otherwise required or desirable to enable Bank to exercise such rights and receive such dividends. In addition, Bank is hereby appointed the attorney-in-fact of Borrower, with full power of substitution, which appointment as attorney-in-fact is irrevocable and coupled with an interest, to take all such actions after the occurrence and continuation of an Event of Default, whether in the name of Bank or Borrower, as Bank may consider necessary or desirable for the purpose of exercising such rights and receiving such dividends. Any and all money and other property paid over to or received by Bank pursuant to the provisions of this Section 7A(d) shall be retained by Bank as part of the Collateral and shall be applied in accordance with the provisions hereof.

SECTION 8. FINANCIAL REPORTING AND AUDITS.

As soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year of Borrower, Borrower shall furnish the Bank with annual audited financial statements of Borrower and its Subsidiaries, containing the consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year; and such other comments and financial details as are usually included in similar reports. Such financial statements shall (a) be in form and reporting basis satisfactory to the Bank, and (b) be prepared in accordance with GAAP and reviewed by an independent certified public accounting firm selected by Borrower. Borrower shall also provide to the Bank any management letters that may accompany such financial statements.

As soon as available, but not later than forty-five (45) days after the end of each quarter, Borrower shall furnish the Bank with internally prepared quarterly consolidated financial statements of Borrower and its Subsidiaries consisting of the consolidated and consolidating balance sheets and related statements of income, retained earnings. The validity and accuracy of said financial statements shall be certified by the chief executive or financial officer of the Borrower, in a form satisfactory to the Bank.

Borrower shall promptly provide the Bank with such other additional reports, information, financial or otherwise, concerning the Borrower, its Subsidiaries and Affiliates or the Collateral, as the Bank may reasonably deem necessary to monitor the Borrower’s and its Subsidiaries’ and Affiliates’ assets, liabilities and financial performance.

The Bank shall conduct an annual loan portfolio field exam of the Bank Subsidiary, at the sole expense of Borrower. The results of such exams must be satisfactory to the Bank.

The Borrower agrees to maintain in its records full and legible copies of all subordinated notes being paid off with the proceeds of the Loans, throughout the term of the Loans, and further covenants to the Bank and agrees to promptly provide the Bank upon receipt of the Bank’s written request, with copies of all such notes.

SECTION 9. INSURANCE. The Borrower shall maintain and cause the Bank Subsidiary to maintain insurance in responsible companies in such amounts and against such risks as is required by law and such other insurance, in such amount and against such hazards and liabilities, as is customarily maintained by bank holding companies and banks similarly situated, including, without limitation, property and public liability insurance coverages. The Bank Subsidiary shall have deposits insured by the FDIC. Borrower’s public liability policy shall contain an endorsement showing Bank as an “Additional Insured” thereunder and providing that the insurer shall give Bank at least thirty (30) days written notice before any such policy shall be altered or canceled. Upon Bank's request, Borrower shall deliver to Bank complete copies of all such policies of insurance, together with evidence of payment of all premiums therefor.

SECTION 10. [Reserved]

SECTION 11. REPRESENTATIONS AND WARRANTIES.

11.1 General Representations and Warranties. To induce the Bank to enter into this Agreement and make Credit Extensions, the Borrower hereby represents and warrants to the Bank that:

(a)    The Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and is licensed and regulated by the FRB; (b) is duly qualified as a foreign corporation and in good standing in all states in which it is doing business except where the failure to so qualify would not cause a Material Adverse Change; and (c) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted. Each Subsidiary (x) is a corporation or limited liability company (or in the case of the Bank Subsidiary, an Illinois state chartered bank) duly organized, validly existing and in good standing under the laws of the State of Illinois; (y) is duly qualified as a foreign corporation or limited liability company and in good standing in all states in which it is doing business except where the failure to so qualify would not cause a Material Adverse Change; and (z) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted. The Bank Subsidiary is licensed and regulated by the Illinois Department of Financial and Professional Regulation's Division of Banking. The deposit accounts of the Bank Subsidiary are insured by the FDIC. The Borrower and each Subsidiary have made payment of all franchise and similar taxes in the State of Illinois, except for any such taxes (i) where the failure to pay such taxes will not cause a Material Adverse Change, (ii) the validity of which is being contested in good faith and (iii) for which proper reserves have been set aside on the books of the Borrower or such Subsidiary, as the case may be; and

(b)    The Borrower's exact legal name is set forth in the first paragraph of this Agreement and on the signature page hereof. The Borrower's correct organizational identification number issued by the State of Illinois is 64884492. The Borrower currently conducts business under its exact legal name as set forth in the first paragraph of this Agreement. Except as set forth in Exhibit A attached hereto, Borrower has not changed its corporate name or used any trade or fictitious name in the last (5) five years. The locations listed on Exhibit A constitute all locations at which Borrower's assets are located. The chief place of business and chief executive office of Borrower is located at Borrower's address specified in Exhibit A; and

(c)    The Borrower has the power and authority to enter into and perform all of its obligations under this Agreement and all other Loan Documents; and

(d)    The execution, delivery and performance of this Agreement, the Notes, the other Loan Documents to which the Borrower is a party and all related documents and instruments: (a) are within the Borrower’s powers; (b) have been authorized by all necessary corporate action; (c) have received any and all necessary governmental approval or any other necessary approvals or consents; and (d) do not and will not contravene or conflict with any provision of law or charter or by-laws of the Borrower or, to the Borrower’s knowledge, any agreement affecting the Borrower or its property in excess of $250,000.00; and

(e)    This Agreement is, and each of the other Loan Documents when executed and delivered by Borrower under this Agreement will be, the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditor's rights generally; and

(f)    Schedule 11.1(f) correctly sets forth (a) a list of each class of stock of the Borrower, and (b) a list of each class of stock of the Bank Subsidiary as well as the owners of record and beneficial owners thereof, including the number of shares held by each, and, except as otherwise stated in Schedule 11.1(f), there is no plan, agreement or understanding providing for, or contemplating, the issuance of any additional shares of capital stock of the Bank Subsidiary. All of the shares of stock of the Bank Subsidiary have been duly authorized, legally and validly issued, fully paid and nonassessable, and are free and clear of all pledges, Liens, security interests, charges or encumbrances. As of the date hereof, the Borrower owns 100% of the issued and outstanding capital stock of the Bank Subsidiary, free and clear of all pledges, Liens, security interests, charges or encumbrances, except for any security interest and Liens granted herewith by the Borrower to the Bank. None of the shares of stock of the Bank Subsidiary have been issued in violation of any shareholder’s preemptive rights. Except as otherwise stated in Schedule 11.1(f), there are, as of the date of this Agreement, no outstanding options, rights, warrants or other agreements or instruments obligating the Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Bank Subsidiary or obligating the Borrower or the Bank Subsidiary to grant, extend or enter into any such agreement or commitment; and

(g)    The Borrower is the sole lawful owner of the Collateral and has the sole right and lawful authority to deliver this Agreement. The Collateral and every part thereof is free and clear of all security interests, Liens, attachments, levies, and encumbrances of every kind, nature and description except the security interest and Lien of the Bank and Permitted Liens; and

(h)    The Borrower has supplied copies of the following financial or other statements to the Bank: (i) the Borrower’s unaudited consolidated financial statements as of March 31, 2015; and (ii) the Borrower’s audited consolidated financial statements as at December 31, 2014. Such statements have been furnished to the Bank, are true and correct, have been prepared in conformity with GAAP, and fairly and accurately present the financial condition of the Borrower and its Subsidiaries on a consolidated basis as at such dates and the results of their operations for the respective periods then ended. Since the date of those financial statements, no material, adverse change in the business, condition, properties, assets, operations, or prospects of the Borrower or any Subsidiary has occurred. In addition, the Borrower has delivered to the Bank copies of call reports filed by the

Bank Subsidiary for the period ending March 31, 2015, and copies of regulatory filings made by the Borrower for the period ending March 31, 2015 (such call reports and regulatory reports, the “Call Reports and Filings” and together with the statements referenced in subsections (i) and (ii) above, the “Borrower Financial Statements”). The Call Reports and Filings are true and correct, are prepared in accordance with the respective books of account and records of the Borrower and the Subsidiaries and have been prepared in accordance with applicable banking regulations, rules and guidelines on a basis consistent with prior periods, and fairly and accurately present in all material respects the financial condition of the Borrower and the Subsidiaries. There is no known material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) of the Borrower or any Subsidiary (excluding loan commitments, letters of credit, and other contingent liabilities incurred in the ordinary course of the banking business) which is not reflected in the Borrower Financial Statements; and

(i)    Each loan having an outstanding balance of more than $100,000.00 and reflected as an asset of the Bank Subsidiary in the Borrower Financial Statements is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to (a) bankruptcy, insolvency, or similar laws affecting creditors’ rights generally and (b) general principles of equity. To the Borrower’s knowledge, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles, and, no such loan having an unpaid balance (principal and accrued interest) in excess of $100,000.00 is subject to any defense, offset or counterclaim; and
(j)    The allowance for loan and lease losses shown in the Borrower Financial Statements are adequate in all respects to provide for losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding as of the date of such Borrower Financial Statements and contain an additional amount of unallocated reserves for unanticipated future losses at levels considered adequate based upon generally accepted safe and sound banking practices, as of the date of such Borrower Financial Statements. The aggregate principal amount of loans contained in the loan portfolios of the Bank Subsidiary in excess of the corresponding allowance for loan and lease losses is collectible in the Ordinary Course of Business; and
(k)    After giving effect to the consummation of the transactions contemplated by this Agreement, the Borrower and its Subsidiaries have capital sufficient to carry on their respective business and transactions and all businesses and transactions in which they are about to engage and each is solvent and able to pay its debts as they mature. No transfer, sale, conveyance, assignment, pledge, hypothecation, mortgage, encumbrance or other disposition of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Borrower or any Subsidiary; and

(l)    Borrower and each Subsidiary, have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply would not materially and adversely affect the financial condition, business or operations of the Borrower or any Subsidiary; and

(m)    Borrower and each Subsidiary have filed or caused to be filed all federal, state and local tax returns which, to the knowledge of the Borrower or such Subsidiary, are required to be filed, and have paid or have caused to be paid all taxes as shown on such returns or on any assessment received by them, to the extent that such taxes have become due (except for current taxes not delinquent and taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been provided on the books of the Borrower or the appropriate Subsidiary, and as to which no foreclosure, sale or similar proceedings have been commenced). The Borrower and each Subsidiary have set up reserves which are adequate for the payment of additional taxes for years which have not been audited by the respective tax authorities; and

(n)    None of the assets of the Borrower or any Subsidiary are subject to any material Lien, except: (a) to the extent specifically shown on Schedule 11.1(n); (b) Liens securing deposits of public funds, repurchase agreements, Federal funds purchased, trust assets, and other similar Liens granted in the ordinary course of banking business; (c) Liens granted by the Bank Subsidiary to a Federal Home Loan Bank in connection with a loan secured by assets of the Bank Subsidiary made by such Federal Home Loan Bank to such Bank Subsidiary; and (d) Liens arising after the date of this Agreement and permitted pursuant to Section 11.1(n) of this Agreement; and

(o)    Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction, nor is it subject to any judgment, decree or order of any court or governmental body, which may have a material and adverse effect on the business, assets, liabilities, financial condition, operations or business prospects of the Borrower and its Subsidiaries taken as a whole or on the ability of the Borrower to pay and perform its obligations under this Agreement, the Notes, and the other Loan Documents. Neither the Borrower nor any Subsidiary has, nor with reasonable diligence should have had, knowledge of or notice that it is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any such agreement, instrument, restriction, judgment, decree or order; and

(p)    The Borrower is not engaged principally in, nor is one of the Borrower’s important activities, the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereinafter in effect; and

(q)    No litigation (including derivative actions), arbitration proceedings or governmental proceedings are pending or, to the best of the Borrower’s knowledge, threatened against the Borrower, the Bank Subsidiary or any other Subsidiary which would (singly or in the aggregate), if adversely determined, have a material and adverse effect on the financial condition, continued operations or prospects of the Borrower, Bank Subsidiary or any other Subsidiary, except as and if set forth (including estimates of the dollar amounts involved) on Schedule 11.1(q) attached to this Agreement; and

(r)    Except as set forth on Schedule 11.1(r), neither the Borrower nor any Subsidiary has received any notice that it is under investigation by, or is operating under the restrictions imposed by or agreed to in connection with, any regulatory authority; and

(s)    The Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation the Bank Holding Company Act of 1956, as amended, and there are no conditions precedent or subsequent to Borrower’s engaging in the business of being a registered bank holding company; and

(t)    (1) The Borrower and the ERISA Affiliates and the plan administrator of each Plan have fulfilled in all material respects their respective obligations under ERISA and the Code with respect to such Plan and such Plan is currently in material compliance with the applicable provisions of ERISA and the Code; (2) With respect to each Plan, there has been no (i) “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which is not subject to the provision for waiver of the 30-day notice requirement to the PBGC; (ii) failure to make or properly accrue any contribution which is due to any Plan; (iii) action under Section 4041 of ERISA to terminate any Pension Plan; (iv) withdrawal from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) institution by PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability pursuant to Sections 4062(e), 4069 or 4212 of ERISA; (vii) complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan which is a Multiemployer Plan that is in reorganization or insolvency pursuant to Sections 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Sections 4041A or 4042 of ERISA; (viii) prohibited transaction described in Section 406 of ERISA or 4975 of the Code which could give rise to the imposition of any material fines, penalties, taxes or related charges; (ix) assertion of a claim (other than routine claims for benefits) against any Plan (other than a Multiemployer Plan) which could reasonably be expected to be successful; (x) receipt from the Internal Revenue Service of notice of the failure of any Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code, if applicable; or (xi) imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or Section 302(f) of ERISA; and

(u)    The Borrower and each of its Subsidiaries have obtained all material permits, licenses and other authorizations which are required under the Environmental Laws and are in compliance in all material respects with any applicable Environmental Laws. No property owned or leased by the Borrower or any of its Subsidiaries is or has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any hazardous materials, and neither the Borrower nor any such Subsidiary has engaged in such activities; and
(v)    On or prior to the date hereof, no notice, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or to the best of the Borrower’s knowledge, threatened by any governmental or other Person with respect to any alleged or suspected failure by the Borrower or any of its Subsidiaries to comply in any material respect with any Environmental Laws; and

(w)    There are no material Liens arising under or pursuant to any Environmental Laws on any of the property owned or leased by the Borrower or any of its Subsidiaries; and
(x)    There are no conditions existing currently or likely to exist during the term of this Agreement which would subject the Borrower or any of its Subsidiaries or any of their property to any material Lien, damages, penalties, injunctive relief or cleanup costs under any Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other responses pursuant to Environmental Laws by the Borrower and its Subsidiaries; and
(y)    Exhibit A contains a correct and complete list of (i) all Parents and Subsidiaries of the Borrower, and (ii) a complete list of all locations of the Bank Subsidiary; and
(z)    There are no controversies pending, or to the Borrower's knowledge, threatened between Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the Ordinary Course of Business which are not, in the aggregate, material to the continued financial condition of Borrower or any Subsidiary; and

(aa)    The Borrower has satisfied all judgments and is not in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign; and

(bb)     Each Loan, including interest rate, fees and charges as contemplated hereby, (i) is a business loan within the purview of 815 ILCS 205/4(1)(c), as amended from time to time, (ii) is an exempted transaction under the Truth In Lending Act, 12 U.S.C. 1601 et seq., as amended from time to time, and (iii) does not, and when disbursed shall not, violate the provisions of the Illinois usury laws, any consumer credit laws or the usury laws of any state which may have jurisdiction over this transaction, the Borrower or any property securing the Loans; and

(cc)     Borrower and its Subsidiaries and Affiliates are not, or after giving effect to the Loans, will not be, subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money; and

(dd)    Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; and

(ee)    Neither Borrower nor any Subsidiaries or Affiliates of Borrower or their respective agents acting or benefiting in any capacity in connection with the Loans, or any advances made thereunder, or other transactions hereunder, is any of the following (each a “Blocked Person”):

(1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(2) a Person owned or  controlled  by, or acting for or on behalf  of,  any  Person  that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(3) a Person or entity with which Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(4) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(5) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list, or

(6) a Person or entity who is affiliated or associated with a Person or entity listed above.

Neither Borrower, nor to the knowledge of Borrower, any of its Subsidiaries or Affiliates or any of its agents acting in any capacity in connection with the Loans or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property  blocked  pursuant to the Executive Order No. 13224.

11.2    Representations and Warranties Generally. The representations and warranties set forth in this Agreement or in any other Loan Document are true and correct on the date of this Agreement and as otherwise provided herein with the same force and effect as if made on each such date. All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to the Bank by or on behalf of the Borrower pursuant to or in connection with this Agreement shall be deemed to have been relied upon by the Bank notwithstanding the review by the Bank of any documents or materials delivered by the Borrower to the Bank pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by the Bank or on its behalf (and the Borrower hereby acknowledges such reliance by Bank in making the Loans and all disbursements thereunder) and, furthermore, shall survive the making of any or all of the disbursements of proceeds under the Loans and continue in full force and effect as long as there remains unperformed any obligations to the Bank hereunder or under any of the other Loan Documents.
11.3    Representations and Warranties Regarding Collateral. To induce the Bank to enter into this Agreement and make Credit Extensions, the Borrower hereby represents and warrants to the Bank that:

(a)    Borrower is the beneficial and record owner of the Pledged Shares, free of all Liens, restrictive legends or stop transfer instructions; and

(b)     all of the Pledged Shares have been duly authorized and validly issued and are fully paid and non-assessable; and

(c)    The Pledged Shares delivered to the Bank constitute 100% of all of the issued and outstanding common shares of stock of the Issuer. Borrower owns no other common shares of the Issuer. All common shares of stock of the Issuer owned by the Borrower, (i) are in certificated form and registered in Borrower’s name, (ii) are fully described in Exhibit A, (iii) have been duly authorized, validly issued and are fully paid and non-assessable, and (iv) none of such shares have been issued or transferred in violation of the Securities Act of 1933, as amended or replaced (the "1933 Act") or the Securities Exchange Act of 1934, as amended or replaced (the "1934 Act"), and (v) there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Collateral except as follows: None; and

(d)    True, correct and complete copies of the Issuer’s governing documents and any other documents which evidence or govern the issuance or pledge (other than to Bank pursuant to this Agreement) of, or the rights and duties of any holders of the Pledged Shares have been delivered to Bank; and

(e)     except for consents to which have already been obtained, no consent or approval of any person, corporation, governmental body, regulatory authority or other entity, is or will be necessary for (i) the execution, delivery and performance of this Agreement, (ii) the exercise by the Bank of any rights with respect to the Collateral or (iii) the pledge and assignment of, and the grant of a security interest and Lien in, the Collateral hereunder; and

(f)    there are no restrictions on transfer of the Pledged Shares contained in the articles of incorporation or by-laws (or equivalent organizational documents) of the Issuer or otherwise which have not otherwise been enforceably and legally waived by the necessary parties; and

(g)     none of the Pledged Stock has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject, including, without limitation, the Securities Act or the Exchange Act; and

(h)     the pledge and assignment of the Collateral and the grant of a security interest and Lien under this Agreement vests in the Bank all rights of Borrower in the Collateral to the extent contemplated by this Agreement; and

(i)    No UCC financing statement covering the Collateral or any part thereof, is on file in any public office, unless in favor of the Bank. The security interest and Lien granted in the Collateral by Borrower to the Bank is valid and enforceable and constitutes a first priority perfected security interest and Lien therein; and

(j)    Borrower has made its own arrangements for keeping informed of changes or potential changes affecting the Collateral or other matters relative to the Collateral (including but not limited to, rights to convert, rights to subscribe, payment of dividends and/or distributions, reorganizations or other exchanges, calls, tender offers, redemptions, and voting rights); and Borrower agrees that Bank shall have no responsibility or liability for ascertaining or informing Borrower of any such changes or potential changes or other matters or for taking any action or omitting to take action with respect thereto, whether or not Bank has or is deemed to have knowledge of such matters; and

(k)    Borrower has provided to the Bank a summary description of all subordinated notes and creditors being paid off by the proceeds of the Loans and such summary description contains a true and accurate description of such notes and creditors, including the amounts being paid off.

11.4     Automatic Representation and Warranty and Reaffirmation of Representations and Warranties. Each request for an advance by Borrower under any Loan pursuant to this Agreement or the other Loan Documents shall constitute (i) an automatic representation and warranty by Borrower to Bank, as of the date of said request, that there does not exist a Default or an Event of Default, and (ii) a reaffirmation to the Bank, as of the date of said request, of all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents.

11.5 Survival of Representations and Warranties. Borrower covenants, warrants and represents to Bank that all representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true at the time of Borrower's execution of this Agreement and the other Loan Documents and on the date of each request for an advance under the Loans, and at all other times hereafter until the Loans and all other Obligations shall have been paid in full and this Agreement shall have been terminated by the Bank.

SECTION 12. COVENANTS AND CONTINUING AGREEMENTS.

12.1 Financial Covenants. The Borrower agrees that, so long as the Revolving Loan Commitment is in effect and until payment in full of the Loans and all other Obligations, the Borrower will, and will cause the Bank Subsidiary, as applicable, to comply with the following covenants:

(a)    Minimum Equity. Borrower will maintain, at the end of each fiscal quarter of Borrower, a minimum Equity of not less than $85,000,000.00. This covenant has been tested as of the date hereof by Borrower and Borrower covenants to the Bank that the Borrower is in compliance with this covenant. This covenant will be tested quarterly hereafter, at the end of each fiscal quarter commencing with the fiscal quarter ended September 30, 2015.

(b)    Maximum Debt To Equity Ratio. Borrower will maintain, at the end of each fiscal quarter of Borrower, a ratio of Debt To Equity of less than or equal to forty percent (40.00%). This covenant has been tested as of the date hereof by Borrower and Borrower covenants to the Bank that the Borrower is in compliance with this covenant. This covenant will be tested quarterly hereafter, at the end of each fiscal quarter commencing with the fiscal quarter ended September 30, 2015.

(c)    Minimum Debt Service Coverage Ratio. Borrower will maintain, at the end of each fiscal quarter of Borrower, a minimum Debt Service Coverage Ratio greater than or equal to 1.25 to 1.00. The first measurement period for this covenant will be for the three months ending March 31, 2016. Subsequent measurements will be for the six months ending June 30, 2016 and nine months ending September 30, 2016. Thereafter this covenant will be measured quarterly on a trailing twelve month basis.

(d)    Minimum Cash. Borrower will maintain minimum cash of not less than the following: (a) $2,500,000.00 through December 31, 2015, and (b) at January 1, 2016 minimum required Cash will reduce to $1,000,000 so long as the Debt Service Coverage Ratio is greater than or equal to 1.50X is achieved for two consecutive quarters. The minimum required Cash will reduce to zero ($0.00) at December 31, 2016 and for each quarter thereafter, provided that the Borrower and the Bank Subsidiary remains in compliance with all financial covenants set forth in this Section 12.1 and no Event of Default occurs. This covenant has been tested on the date hereof by Borrower and Borrower covenants to the Bank that the Borrower is in compliance with this covenant. This covenant will hereafter be tested on the respective dates set forth above, as derived from the quarterly reports of the Bank Subsidiary filed with its primary state regulator and shall be consistent with the financial information and reports contemplated in Section 8 of this Agreement.

(e)    Maximum Texas Ratio. Borrower shall cause the Bank Subsidiary to maintain, at the end of each fiscal quarter, a Texas Ratio less than or equal to twenty-five percent (25.00%). This covenant has been tested as of the date hereof by Borrower and Borrower covenants to the Bank that the Borrower is in compliance with this covenant. This covenant will be tested quarterly hereafter, at the end of each fiscal quarter commencing with the fiscal quarter ended September 30, 2015, as derived from the quarterly reports of the Bank Subsidiary filed with its primary state regulator and shall be consistent with the financial information and reports contemplated in Section 8 of this Agreement.

(f)    Minimum Reserves to Non-Performing Loans Ratio. Borrower shall cause the Bank Subsidiary to maintain, at the end of each fiscal quarter, a ratio of Reserves to Non-Performing Loans greater than or equal to seventy-five percent (75.00%). This covenant has been tested as of the date hereof by Borrower and Borrower covenants to the Bank that the Borrower is in compliance with this covenant. This covenant will be tested quarterly hereafter, at the end of each fiscal quarter commencing with the fiscal quarter ended September 30, 2015, as derived from the quarterly reports of the Bank Subsidiary filed with its primary state regulator and shall be consistent with the financial information and reports contemplated in Section 8 of this Agreement.

(g)     Minimum Return on Average Assets. Borrower shall cause the Bank Subsidiary to maintain, at the end of each fiscal quarter, a Return On Average Assets greater than or equal to six tenths percent (.60%). This covenant has been tested as of the date hereof by Borrower and Borrower covenants to the Bank that the Borrower is in compliance with this covenant. This covenant will be tested quarterly hereafter, at the end of each fiscal quarter commencing with the fiscal quarter ended September 30, 2015, as derived from the quarterly reports of the Bank Subsidiary filed with its primary state regulator and shall be consistent with the financial information and reports contemplated in Section 8 of this Agreement.

(h)    Minimum Risk-Based Capital Ratio. Borrower shall cause the Bank Subsidiary to maintain, at the end of each fiscal quarter, a Risk-Based Capital Ratio greater than or equal to ten percent (10.00%). This covenant has been tested as of the date hereof by Borrower and Borrower covenants to the Bank that the Borrower is in compliance with this covenant. This covenant will be tested quarterly hereafter, at the end of each fiscal quarter commencing with the fiscal quarter ended September 30, 2015, as derived from the quarterly reports of the Bank Subsidiary filed with its primary state regulator and shall be consistent with the financial information and reports contemplated in Section 8 of this Agreement.

(i)    Minimum Tier 1 Leverage Ratio. Borrower shall cause the Bank Subsidiary to maintain, at the end of each fiscal quarter, a Tier 1 Leverage Ratio greater than or equal to five percent (5.00%). This covenant has been tested as of the date hereof by Borrower and Borrower covenants to the Bank that the Borrower is in compliance with this covenant. This covenant will be tested quarterly hereafter, at the end of each fiscal quarter commencing with the fiscal quarter ended September 30, 2015, as derived from the quarterly reports of the Bank Subsidiary filed with its primary state regulator and shall be consistent with the financial information and reports contemplated in Section 8 of this Agreement.

(j)    Minimum Tier 1 Risk-Based Capital Ratio. Borrower shall cause the Bank Subsidiary to maintain, at the end of each fiscal quarter, a Tier 1 Risk-Based Capital Ratio greater than or equal to six percent (6.00%). This covenant has been tested as of the date hereof by Borrower and Borrower covenants to the Bank that the Borrower is in compliance with this covenant. This covenant will be tested quarterly hereafter, at the end of each fiscal quarter commencing with the fiscal quarter ended September 30, 2015, as derived from the quarterly reports of the Bank Subsidiary filed with its primary state regulator and shall be consistent with the financial information and reports contemplated in Section 8 of this Agreement.

The financial requirements set forth hereinabove shall be computed in accordance with GAAP.

12.2 Affirmative Covenants. To induce the Bank to enter into this Agreement and make Credit Extensions, the Borrower hereby covenants to Bank and agrees that until the Loans and all other Obligations shall be fully paid and discharged, Borrower will, and where applicable, will cause its Subsidiaries to:

(a)    Preserve and maintain its corporate existence and good standing in the State of Illinois and in each other state where, because of the nature of its activities or properties, the failure of Borrower or any Subsidiary to be so qualified would cause a Material Adverse Change; and

(b)    Maintain, or cause to be maintained, in good repair, working order and condition, in all material respects, all their properties (whether owned or held under lease), and from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, additions, and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and

(c)    Keep its chief executive office and the office where Borrower keeps its books and records at the respective locations specified in Exhibit A, or, upon thirty (30) days prior written notice to the Bank, at such other location in the State of Illinois. The Borrower will hold and preserve such books and records and will permit representatives of the Bank at any time during normal business hours to inspect and make abstracts from such books and records; and

(d)    Keep Borrower's Equipment and all other tangible personal property at the locations specified in Exhibit A attached hereto, or, upon thirty (30) days prior written notice to the Bank, at such other locations in the State of Illinois; and

(e)    Maintain, keep and preserve all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted; and

(f)    Take all actions necessary or required by law to protect and preserve the Collateral or any other collateral securing the Obligations, the rights of the Borrower and Bank thereunder, and the priority of the security interest or Lien granted thereby, including, without limitation, the payment of all amounts required for that purpose; and

(g)    Continue to engage in a business of the same general type as now conducted by it on the date of this Agreement; and

(h)    Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all of its financial transactions; and

(i)    Keep and maintain at Borrower's own cost and expense satisfactory and complete records of the Collateral in a manner consistent with Borrower's current business practice, including, without limitation, a record of all dividends and other payments received with respect to the Collateral. Borrower shall, for the Bank's further security, deliver and turn over to the Bank or the Bank's designated representatives at any time following the occurrence of an Event of Default and upon three (3) days' notice from the Bank or the Bank's designated representative, any such books and records; and

(j)    Furnish Bank, from time to time, with such information relevant to this Agreement and Borrower's performance hereunder as Bank may request; and

(k)    Immediately upon the execution of this Agreement, make appropriate entries upon its books disclosing Bank's security interest and Lien in the Collateral. Upon Bank's written request, following an Event of Default, Borrower will execute and deliver all papers and instruments, and do all things required by Bank to facilitate collection of the Collateral or any other collateral securing the Obligations; and

(l)    Advise the Bank promptly in writing, in reasonable detail, of (i) any Lien, security interest, encumbrance, or claim made by or asserted against any or all of the Collateral or any other collateral securing the Obligations, and (ii) the occurrence of any other event which could reasonably be expected to cause a Material Adverse Change; and

(m)    At all times during normal business hours, upon advance notice (unless in the Bank's judgment a rapid deterioration or loss to any Collateral is threatened, in which case no notice shall be given), permit the Bank, or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of Borrower and visit the properties of Borrower, and to discuss the affairs, finances, and accounts of Borrower with any of its officers, directors and independent accountants; and

(n)    Comply in all material respects with all Applicable Laws to which it is subject and not fail to obtain any licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain could reasonably be expected to cause a Material Adverse Change; and

(o)    Promptly after the commencement thereof, give the Bank notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower or any Subsidiary, which, if determined adversely to Borrower or such Subsidiary, could cause a Material Adverse Change; and

(p)    Pay and discharge all material obligations of whatever nature, or otherwise satisfy them at or before maturity or before they become delinquent and any additional costs are imposed as a result thereof, except those contested by Borrower in good faith, with due diligence, provided the Bank's security interest and Lien or rights in the Collateral or any other collateral securing the Obligations, or any portion thereof, is not, or could not be, in the Bank's sole opinion, affected, impaired or modified; and

(q)    Give the Bank written notice as soon as possible and in any event within three (3) days after Borrower obtains knowledge of the occurrence of each Event of Default hereunder, setting forth the details of such Event of Default and the action which is proposed to be taken by Borrower with respect thereto; and

(r)    As soon as possible, and in any event within ten (10) days after Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan of Borrower subject to ERISA, and the regulations promulgated thereunder, or to appoint a Trustee to administer such Plan, or to impose withdrawal liability against Borrower, Borrower will notify the Bank in writing setting forth all relevant details and the action which Borrower proposes to take with respect thereto; and

(s)    Give Bank written notice thirty (30) days prior to any change in Borrower's name, mailing address, principal place of business, chief executive office, or location of the Collateral or Borrower's books and records; and

(t)    Execute and deliver to Bank, concurrently with the execution of this Agreement, and at any time or times thereafter at the request of Bank, all Collateral Documents (and pay the cost of filing and recording the same or any Financing Statements in all public offices deemed necessary by the Bank) as the Bank may request, in a form reasonably satisfactory to the Bank, to perfect and keep perfected the security interest and Lien in the Collateral granted by Borrower to the Bank or to otherwise protect and preserve the Collateral and the Bank's security interest and Lien therein; and

(u)    Cause its compliance with all present and future Environmental Laws pertaining to Borrower, the Real Property or Borrower's business, and voluntarily to clean up all Hazardous Materials released, discharged, stored or discharged by Borrower upon their discovery and to be fully liable to the Bank for all costs and expenses incurred by the Bank arising from such Hazardous Materials. The Borrower shall protect, and does hereby agree to defend, indemnify and hold the Bank harmless from and against any and all loss, damage, cost, expense and liability (including without limitation, reasonable attorneys' fees and costs) directly or indirectly arising out of or attributable to the installation, use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of any Hazardous Materials on, under or about the Real Property, including without limitation (i) all foreseeable consequential damages; and (ii) the costs of any required or necessary repair, cleanup, detoxification of the Real Property; and (iii) the preparation and implementation of any closure, or remedial or other required plans. This indemnity shall survive the satisfaction, release or extinguishment of the Bank's security interest and Lien in the Collateral; and
(v)    Pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower or its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for labor, materials and supplies when due, except that no such tax, assessment, charge, levy or claim need be paid so long as it meets or continues to meet the definition of a “Permitted Lien” as defined in Section 1.1; and
(w)    Maintain an operating account at the Bank; and

(x)    Defend, at Borrower’s sole expense, the Collateral and the Bank’s Lien therein against any claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Bank.

12.3 Negative Covenants. The Borrower further covenants to Bank and agrees that until the Loans and all other Obligations shall be fully paid and discharged, Borrower will not, and where applicable, the Bank Subsidiary will not, without the prior written consent of the Bank:

(a)    Create, suffer or permit to exist any Lien upon any of Borrower’s or Bank Subsidiary’s assets now or hereafter owned or acquired, or authorize the filing of any UCC Financing Statement against Borrower or Bank Subsidiary as debtor, except in each such case (i) Liens in favor of the Bank and Permitted Liens, and (ii) Liens on the assets of the Bank Subsidiary arising in the ordinary course of the business of such Subsidiary; or

(b)    Sell, transfer or otherwise dispose of any of the Collateral; or

(c)    Incur, permit to remain outstanding, assume or in any way become committed for indebtedness (specifically including but not limited to indebtedness in respect of money borrowed from financial institutions but excluding deposits), without the consent of the Bank, except: (i) indebtedness incurred hereunder and Hedging Obligations; or (ii) indebtedness described on Schedule 12.3(c) hereof; (iii) indebtedness of any Subsidiary arising in the ordinary course of the business of such Subsidiary; or (iv) Subordinated Debt; or

(d)    Assume, guarantee, endorse or otherwise become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or loan or any portion thereof any funds, assets, goods or services, or otherwise) with respect to the obligation of any other Person or entity, except: (i) by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, issuance of letters of credit or similar instruments or documents in the ordinary course of business; or (ii) as permitted by this Agreement; or
(e)    Make any loan, advance, extension of credit or capital contribution to, or purchase or otherwise acquire for a consideration, evidences of indebtedness, capital stock or other securities of any Person, except that the Borrower and any Subsidiary may:
(1)    purchase or otherwise acquire and own short-term money market items (specifically including but not limited to preferred stock mutual funds);
(2)    invest, by way of purchase of securities or capital contributions, in the Bank Subsidiary, provided that the Borrower agrees to immediately grant the Bank a first priority, perfected Lien on any and all additional shares of capital stock of Bank Subsidiary owned by the Borrower to further secure the Loans and all other Obligations;
(3)    notwithstanding anything to the contrary contained herein, acquire, by way of (i) purchase of securities, (ii) purchase of all or substantially all of the assets, (iii) merger or (iv) otherwise, any other bank or banks or establish any new branch for the Bank Subsidiary, without the prior consent of the Bank, and upon the Borrower’s purchase or other acquisition of the stock of any bank thereupon, the defined term “Bank Subsidiary” shall automatically herein singularly and collectively mean such bank and First Community Financial Bank for all purposes under this Agreement and the Borrower shall immediately grant the Bank a first priority, perfected Lien on any and all shares of capital stock of such acquired bank owned by the Borrower to further secure the Loans and all other Obligations;
(4)    invest, by way of loan, advance, extension of credit (whether in the form of lease, conditional sales agreement, or otherwise), purchase of securities, capital contributions, or otherwise, in the Bank Subsidiary, but not in any other Subsidiary;
(5)    make any investment permitted by applicable governmental laws and regulations;
Nothing in this Section 12.3(e) shall prohibit the Borrower or the Bank Subsidiary from making loans, advances, or other extensions of credit in the ordinary course of banking upon substantially the same terms as heretofore extended by them in such business or upon such terms as may at the time be customary in the banking business; or

(f)    Declare or pay any dividend (other than dividends payable in its own common stock or dividends paid to the Borrower) or make any other distribution in respect of such shares or interest other than to the Borrower if such declaration or payment shall cause the Borrower to violate any of the financial covenants set forth in Section 12.1. The Borrower shall continue to own, directly or indirectly, the same (or greater) percentage of the stock and partnership, joint venture, or other equity interest in each Subsidiary that it held on the date of this Agreement, and no Subsidiary shall issue any additional stock or partnership, joint venture or other equity interests, options or warrants in respect thereof, or securities convertible into such securities or interests, other than to the Borrower.
(g)    Change its corporate name or adopt any fictitious or trade name unless Borrower gives Bank at least thirty (30) days prior written notice thereof; or

(h)    Wind up, liquidate, or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of it assets (whether now owned or hereafter acquired) or its business to any Person, or acquire all or substantially all of the assets or the business of any Person, provided, however, that any merger, consolidation or acquisition shall be permitted so long as the surviving entity is the Borrower and such merger or consolidation would not cause a Material Adverse Change; or

(i)    Suffer one or more judgments or orders in excess of $100,000.00 in the aggregate to be entered and not discharged, stayed or appealed with a supersedeas bond within a period of thirty (30) days, provided, however, that this subparagraph shall not apply to any judgment for which the Borrower is fully insured, and with respect to which the insurer has admitted liability in writing; or

(j)    Permit any change in the ownership of the Borrower which shall cause an Event of Default under Section 13(r) hereof; or

(k)    Install, use, generate, manufacture, produce, store, release, discharge or dispose of on, under or about the Real Property, nor transport to or from any property, any Hazardous Materials nor allow any other Person to do so, except in full compliance with any and all applicable Environmental Laws; or

(l)    Directly or indirectly use any part of the proceeds of the Loans for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or is inconsistent with, Regulation X of said Board of Governors; or

(m)     Close the Borrower’s operating account at the Bank; or

(n)     Until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to: (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law.  Borrower shall deliver to Bank any certification or other evidence requested from time to time by Bank in its sole discretion, confirming Borrower’s compliance with this Section; or

(o)    Engage in any business or activity in violation of the Trading with the Enemy Act; or

(p)     Consent to or approve the issuance of (i) any additional shares of any class of capital stock or other equity interests of the Issuer; or (ii) any securities convertible either voluntarily by the Borrower or automatically upon the occurrence or nonoccurrence of any event or condition into, or any securities exchangeable for, any such shares, unless, in either case, such shares are pledged to the Bank as Collateral pursuant to this Agreement.

SECTION 13. EVENTS OF DEFAULT.

The Notes and any and all other Obligations shall, at the option of Bank and notwithstanding any maturity to the contrary, become immediately due and payable, without notice or demand, upon the occurrence of any of the following events of default (each an "Event of Default"):

(a)    Borrower shall fail to pay any of the Obligations when due, including, without limitation, any principal of or interest on any Note, or any other amount payable by the Borrower to the Bank under this Agreement, any Note or any of the other Loan Documents; or

(b)    Borrower shall fail duly and punctually to perform or observe any other agreement, covenant or obligation binding on the Borrower under this Agreement or any of the other Loan Documents, and such default shall not be cured within thirty (30) days after written notice thereof is sent by the Bank to Borrower; or

(c)    Any warranty, representation, statement or financial statement made by Borrower in this Agreement or by Borrower in any other Loan Document or in any other agreement, document, instrument, request, report, schedule or certificate executed by Borrower in connection with any of the Obligations shall prove to have been incorrect or misleading in any material respect when made; or

(d)    Any event occurs or condition exists (other than those described in clauses (a) through (c) above) which is specified as an event of default under any of the other Loan Documents; or

(e)    Filing of a petition in bankruptcy by or against Borrower or Bank Subsidiary, or institution of any proceeding by Borrower or Bank Subsidiary for reorganization, readjustment, or similar arrangement under any insolvency statute (and with respect to any involuntary petition or proceeding, such petition or proceeding is not dismissed within sixty (60) days after filing), filing of any proceeding by or against Borrower or Bank Subsidiary for appointment of a receiver, trustee or liquidator for it, or all or any substantial part of its assets or properties, filing of a petition for dissolution or liquidation of Borrower or Bank Subsidiary, or making by Borrower or Bank Subsidiary of an assignment for the benefit of creditors, or Borrower or Bank Subsidiary admits in writing its inability to pay its debts as they become due, or Borrower or Bank Subsidiary ceases doing business as a going concern, or Borrower or Bank Subsidiary takes any action for the purpose of effecting any of the foregoing; or

(f)    The occurrence of a Material Adverse Change; or

(g)    Intentionally Omitted; or

(h)    All or any portion of the Collateral having a fair market value in excess of $100,000.00 is attached, seized, levied upon or subjected to a writ or distress warrant, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or an application is made by Borrower or any other Person for the appointment of a receiver, trustee, or custodian for such Collateral; or

(i)    A notice of Lien, levy or assessment is filed of record with respect to all or any portion of Borrower's or any Subsidiary's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the PBGC, or any taxes or debts owing to any of the foregoing becomes a Lien or encumbrance upon all or any portion of Borrower's or any Subsidiary's assets; or

(j)    Creation by Borrower of a security interest or Lien in any Collateral now existing or hereafter acquired by Borrower in favor of any Person other than the Bank; or

(k)    Borrower or the Bank Subsidiary is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any significant part of its business affairs for a continuous period in excess of twenty (20) days; or

(l)    If one or more judgments or orders in excess of $100,000.00 in the aggregate shall be entered against Borrower and shall not discharged, stayed or appealed with a supersedeas bond within a period of thirty (30) days, provided, however, that this subparagraph shall not apply to any judgment for which the Borrower is fully insured, and with respect to which the insurer has admitted liability in writing; or

(m)    This Agreement shall at any time after its execution and delivery and for any reason cease (i) to create a valid and perfected first priority security interest and Lien in the Collateral; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower or Borrower shall deny it has any further liability or obligation hereunder or under any of the other Loan Documents executed by Borrower; or

(n)    Any event shall occur which results in the acceleration of the maturity of any indebtedness of Borrower to any other lender or creditor (including, without limit, any holder of any Subordinated Debt) exceeding $100,000.00; or

(o)    Any proceeding shall be commenced or filing made under any Applicable Law by any officer, shareholder, or director of Borrower or Bank Subsidiary to dissolve or liquidate the Borrower or Bank Subsidiary, or any order, judgment or decree shall be entered against Borrower or Bank Subsidiary decreeing its involuntary dissolution or split up; or Borrower or Bank Subsidiary shall otherwise dissolve or cease to exist; or

(p)    Any payment shall be made on any Subordinated Debt in violation of the subordination agreement between the payee or holder of the Subordinated Debt and the Bank; or

(q)	If Bank receives a notice from any other secured party of a proposed disposition of the
Collateral or any other collateral securing the Obligations or any portion thereof or otherwise learns of any such proposed disposition (whether or not such security interest or Lien is permitted by the terms of this Agreement; nothing in this subsection shall be construed to constitute consent by Bank to the creation of any security interest or Lien in the Collateral or any other collateral securing the Obligations other than the Bank's security interest and Lien therein and any other Permitted Lien); or

(r)     Any sale, conveyance, assignment or other transfer, directly or indirectly, of any Equity Interests of Borrower or any Subsidiary occurs, which results in any change in the identity of the individuals or entities previously in control of Borrower or such Subsidiary the grant of a security interest or Lien in any Equity Interests of any Person, directly or indirectly controlling Borrower or any Subsidiary occurs, which could result in a change in the identity of the individuals or entities previously in control of Borrower or such Subsidiary. For the purpose hereof, the terms "control" or "controlling" means the possession of the power to direct, or cause the direction of, the management and policies of Borrower or any Subsidiary by contract or voting of securities; or

(s)    the FRB, the FDIC, the Illinois Department of Financial and Professional Regulation's Division of Banking or other federal or state governmental agency charged with the regulation of bank holding companies or depository institutions: (a) issues to the Borrower or the Bank Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from the Borrower or the Bank Subsidiary, a consent order or similar regulatory order, articles of agreement, a memorandum of understanding, a capital directive, a capital restoration plan, (in each case, setting forth a material restriction or directive), the assessment of material civil monetary penalties, restrictions that prevent or as a practical matter impair the payment of dividends by the Bank Subsidiary or the payments of any debt by the Borrower or the Bank Subsidiary, restrictions that make the payment of the dividends by the Bank Subsidiary or the payment of debt by the Borrower or the Bank Subsidiary subject to prior regulatory approval, a notice or finding under Section 8(a) of the Federal Deposit Insurance Act, or any similar formal or informal enforcement action, measure or proceeding or (b) issues to any executive officer or director of the Borrower or the Bank Subsidiary, or initiates any action, suit or proceeding to obtain against, impose on or require from any such officer or director, a cease and desist order or similar regulatory order (in each case, setting forth a material restriction or directive), a removal order or suspension order, or the assessment of material civil monetary penalties; or

(t)    the Bank Subsidiary is notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder, or if a conservator or receiver is appointed for the Bank Subsidiary.

SECTION 14. REMEDIES. (a) if any Event of Default shall have occurred and be continuing:

(i)    The Bank may declare the Obligations, including, without limitation, all principal of and interest accrued on the Notes (and any premium due thereon, if any), and all other Obligations, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, notwithstanding the maturity date or dates expressed in any evidence thereof. Borrower waives presentment and protest of any instruments and notice thereof, notice of default and all other notices to which Borrower might otherwise be entitled except as specifically provided herein. Notwithstanding anything contained in this Section 14 to the contrary, upon the occurrence of any Event of Default set forth in Section 13(e) above, the Revolving Loan shall be immediately and automatically terminated and the Loans and all other Obligations owed to the Bank hereunder and under the Notes shall be immediately and automatically due and payable;

(ii)     Notwithstanding and without limiting any other provision of this Agreement or any of the other Loan Documents, if at any time an Event of Default shall have occurred and be continuing, then, in addition to having the right to exercise any right or remedy of a secured party upon default under the UCC or Applicable Law or at equity, Bank may, to the extent permitted by law, without being required to give any notice to Borrower or to take or do any action (except as provided below):
                         (A) apply any cash held by it hereunder in the manner provided in Section 14(f); and
                         (B) collect, receive, appropriate and realize upon the Collateral or any part thereof, and/or sell, assign, transfer, contract to sell or otherwise dispose of and deliver the Collateral or any part thereof, in its entirety or in portions, at public or private sale or at any broker’s board, on any securities exchange or at any of Bank’s places of business or elsewhere, for cash, upon credit or for future delivery, and at such price or prices as Bank may deem best, and Bank may (except as otherwise provided by law) be the purchaser of any or all of the Collateral so sold and thereafter may hold the same, absolutely, free from any right or claim of whatsoever kind;
(iii)      In the event of a sale as aforesaid, Bank may, at any such sale, restrict the number of prospective bidders or purchasers and/or further restrict such prospective bidders or purchasers to Persons who will represent and agree that they are purchasing for their own account, for investment and not with a view to the distribution or resale of the Collateral, and may otherwise require that such sale be conducted subject to restrictions as to such other matters as Bank may deem necessary in order that such sale may be effected in such manner as to comply with all applicable state and federal securities and other laws. Upon any such sale, Bank shall have the right to deliver, assign and transfer the Collateral so sold to the purchaser thereof;
(iv)     Borrower hereby acknowledges that, notwithstanding that a higher price might be obtained for the Collateral at a public sale than at a private sale or sales, the making of a public sale of the Collateral may be subject to registration requirements under applicable securities laws and other legal restrictions, compliance with which would make a public sale of the Collateral impractical. Accordingly, Borrower hereby agrees that private sales made by Bank in good faith in accordance with the provisions of this Section 14 may be at prices and on other terms less favorable to the seller than if the Collateral were sold at a public sale, and that Bank shall not have any obligation to take any steps in order to permit the Collateral to be sold at a public sale;
(v)     Each purchaser at any such sale shall hold the property sold, absolutely free from any claim or right whatsoever, including any equity or right of redemption of Borrower, and Borrower hereby specifically waives all rights of redemption, stay or appraisal and other rights that Borrower has or may have under any law, regulation or statute now existing or hereafter adopted or otherwise. Any notification of intended disposition of any of the Collateral required by law will be deemed to be a reasonable authenticated notification of disposition if given by Bank to Borrower at least ten (10) days prior to such disposition and such notice shall (i) describe Bank and Borrower, (ii) describe the Collateral that is the subject of the intended disposition, (iii) state the method of the intended disposition, (iv) state that Borrower is entitled to an accounting of the Obligations and state the charge, if any, for an accounting and (v) state the time and place of any public disposition or the time after which any private sale is to be made. Bank may disclaim any warranties that might arise in connection with the sale, lease or other disposition of the Collateral and has no obligation to provide any warranties at such time. The Bank shall not be obligated to make any sale of Collateral regardless of a notice of sale having been given. The Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Any such notice given as aforesaid shall be deemed to be reasonable notification under the UCC;
(vi)     In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Bank until the selling price is paid by the purchaser thereof, but Bank shall not incur any liability in case of the failure of such purchaser to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice;
(vii)     Bank, instead of exercising the power of sale herein conferred upon it, may, in its sole discretion, proceed by a suit or suits at law or in equity to foreclose its security interest and Lien in the Collateral arising from this Agreement and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction;
(viii)    Notwithstanding and without limiting any other provision of this Agreement or any of the other Loan Documents, upon the occurrence and continuation of an Event of Default, Bank or its nominee shall have the right, without notice to or the consent of Borrower, to exercise any and all rights of conversion, exchange or subscription and any other rights, privileges or options pertaining to any of the Collateral as if it were the absolute owner thereof, including, without limitation, the right to transfer, sell, dispose of or exchange, at its discretion, any or all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of the Issuer;
(ix)     On any sale of any part of the Collateral, Bank is hereby authorized to comply with any limitation or restriction in connection with such sale that may be necessary in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser(s) by any Governmental Authority or officer or court. In addition, the Bank shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the Issuer of such Collateral to register such securities for public sale under the 1933 Act, or under any other requirement of Applicable Law, even if Issuer would agree to do so.
(x)     Borrower hereby acknowledges, understands and agrees that Bank may proceed against all or any portion of the Collateral in such order and at such time as determined by Bank in its sole discretion. Borrower hereby expressly waives any rights under the doctrine of marshalling of assets;
(xi)     Borrower hereby acknowledges, understands and agrees that the Bank’s compliance with the foregoing procedures shall satisfy any applicable requirements that such sale or disposition be made in a commercially reasonable manner.
(b)    The Bank may exercise and pursue any and all other rights and remedies available to it hereunder, and under the other Loan Documents and Applicable Law. The Bank may without notice, demand or legal process of any kind, all of which Borrower waives to the extent permitted by Applicable Law, at any time or times, suspend, terminate or limit any further loans or other extensions of credit under this Agreement and the other Loan Documents.

(c)     During the term of this Agreement, and for so long as the Obligations are not satisfied in full, the Bank shall have the following additional rights after any Event of Default: (i) the right to receive and retain all dividends, payments and other distributions of any kind upon any or all of the Pledged Shares as additional Collateral or the Bank may apply them towards payment of the Obligations; (ii) the right to exchange certificates or instruments representing or evidencing Pledged Shares for certificates or instruments of smaller or larger denominations; (iii) the right to cause any or all of the Pledged Shares and all additional Collateral to be transferred to the Bank’s own name, or into the name of its nominee, and have such transfer recorded in any place or places deemed appropriate by Bank; and (iv) the right to exercise all corporate rights with respect to the Collateral including, without limitation, all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any shares of the Collateral as if it were the absolute owner thereof, including, but without limitation, the right to exchange, at its discretion, any or all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of the Issuer thereof, or upon the exercise by the Issuer of any right, privilege or option pertaining to any of the Collateral, and, in connection therewith, to deposit and deliver any and all of the Collateral with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine, all without liability except to account for property actually received by it.

(d)    Without limiting the rights of Bank under Applicable Law, Bank has a right of set-off, a Lien against and a security interest in all property of Borrower now or at any time in Bank’s or any Bank affiliate’s possession in any capacity whatsoever, including but not limited to any balance of any deposit, trust or agency account, or any other bank account, as security for all Obligations. At any time and from time to time following the occurrence of an Event of Default, or event which, with the passage of time, the giving of notice or both would become an Event of Default, Bank may without notice or demand, set-off and apply or cause to be set-off or otherwise applied any and all deposits at any time held and other indebtedness at any time owing by Bank or any affiliate of Bank to or for the credit of the Borrower against the Obligations.

(e)    In addition to all other rights, options and remedies granted or available to Bank under this Agreement or the other Loan Documents, or otherwise available at law or in equity, upon or at any time during the existence of an Event of Default or after the occurrence and during the continuance of any event which with the giving of notice or the passage of time, or both, would become an Event of Default, Bank may, in its sole and absolute discretion, and without limiting any of its default rights and remedies, elect to, (i) continue to make the advances under the Revolving Loan with such a reduced Revolving Loan Commitment Amount as Bank determines to be in the interest of Bank, (ii) withhold or cease making advances under the Revolving Loan, (iii) commence accruing interest on each Note at a rate up to the default rate set forth in each respective Note, or (iv) decrease the Revolving Loan Commitment Amount.

(f)    The Bank shall, within three (3) Banking Days after receipt and assuming final collection, apply all net cash Proceeds received in respect of any sale of, collection from, or other realization upon all or any part of the Collateral or any other collateral securing the Obligations (after deducting all costs, expenses and reasonable attorneys' fees incurred at any time in the collection of the Obligations and in the protection and sale of the Collateral (or any other collateral securing the Obligations) and after payment of any amounts payable to the Bank pursuant to Section 20), for the benefit of the Bank, against all or any part of the Obligations in such order as Bank shall determine in its sole discretion. Any surplus of such cash or cash Proceeds held by the Bank and remaining after payment in full of all the Obligations shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive such surplus. Borrower shall remain liable for any deficiency remaining after such application, and shall pay such deficiency to the Bank forthwith. In addition to all other sums due the Bank, the Borrower shall pay the Bank all costs and expenses incurred by the Bank, including court costs and reasonable attorneys' fees, to obtain, liquidate and/or enforce payment of the Collateral (or any other collateral securing the Obligations) or the Obligations, including the Loans and all other Obligations, or in the prosecution or defense of any action or proceeding either against the Bank or against the Borrower concerning any matter arising out of or connected with the Collateral, any other collateral securing any of the Obligations, this Agreement, or the Obligations.

(g)    Borrower waives all claims, damages and demands against the Bank arising out of the repossession, retention or sale of any of the Collateral or any other collateral securing the Obligations, or any part or parts thereof, except any such claims, damages and awards arising out of the gross negligence or willful misconduct of the Bank.

(h)    All rights and remedies of the Bank with respect to the Obligations or the Collateral (or any other collateral securing the Obligations), whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or times as the Bank deems expedient, and are not exclusive of any rights and remedies provided by law or equity.

(i)    To the extent that the Obligations are now or hereafter secured by property other than the Collateral or by the guarantee, endorsement or property of any other Person, then Bank shall have the right in its sole discretion to determine which rights, security, Liens, security interests or remedies Bank shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of Bank's rights hereunder.

SECTION 15. EXERCISE OF REMEDIES; STANDARDS FOR EXERCISING REMEDIES. In connection with the exercise of its remedies pursuant to Section 14, the Bank may (i) exchange, enforce, waive or release any portion of the Collateral or any other collateral securing the Obligations or the Collateral Documents in favor of the Bank or relating to any other security for the Obligations; (ii) apply such Collateral or any other collateral securing the Obligations and direct the order or manner of sale thereof as the Bank may, from time to time, determine; and (iii) settle, compromise, collect or otherwise liquidate any such Collateral or any other collateral securing the Obligations in any manner following the occurrence of an Event of Default, without affecting or impairing the Bank's right to take any other further action with respect to any Collateral or any other collateral securing the Obligations or any part thereof.

To the extent that Applicable Law imposes duties on the Bank to exercise remedies in a commercially reasonable manner, Borrower acknowledges and agrees that it is not commercially unreasonable for the Bank (a) if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (b) to fail to remove Liens or encumbrances on or any adverse claims against Collateral or any other collateral securing the Obligations, (c) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (d) to disclaim disposition warranties, or (e) to the extent deemed appropriate by the Bank, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Bank in the collection or disposition of any of the Collateral. Borrower acknowledges that the purpose of this paragraph is to provide non-exhaustive indications of what actions or omissions by the Bank would not be commercially unreasonable in the Bank's exercise of remedies against the Collateral and that other actions or omissions by the Bank shall not be deemed commercially unreasonable solely on account of not being indicated in this paragraph. Without limitation upon the foregoing, nothing contained in this paragraph shall be construed to grant any rights to Borrower or to impose any duties on the Bank that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this paragraph.

SECTION 16. SURETYSHIP WAIVERS BY BORROWER; MARSHALLING. Borrower waives demand, notice, protest, notice of acceptance of this Agreement, notice of loans made, credit extended, collateral received or delivered or other action taken in reliance hereon and all other demands and notices of any description. With respect to both the Obligations and the Collateral or any other collateral for the Obligations, Borrower assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of or failure to perfect any security interest or Lien in any Collateral or any other collateral for the Obligations, to the addition or release of any Person primarily or secondarily liable, to the acceptance of partial payment thereon and to the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as the Bank may deem advisable. The Bank shall have no duty as to the collection or protection of the Collateral or any other collateral securing the Obligations, or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of any rights pertaining thereto. Borrower further waives any and all other suretyship defenses.

The Bank shall not be required to marshal any present or future collateral security (including but not limited to this Agreement and the Collateral or any other collateral for the Obligations) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising. To the extent that it lawfully may, Borrower hereby agrees that it will not invoke any law or equitable principle relating to the marshalling of collateral which might cause delay in or impede the enforcement of the Bank's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, Borrower hereby irrevocably waives the benefits of all such laws and equitable principles.

SECTION 17. [Reserved]

SECTION 18. INJUNCTIVE RELIEF. The Borrower recognizes that in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Bank; therefore, the Borrower agrees that the Bank, if the Bank so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 19. [Reserved]

SECTION 20. EXPENSES. At closing, the Borrower will reimburse the Bank for all reasonable out-of-pocket costs, fees, and expenses incurred by the Bank in connection with the negotiation, preparation and conclusion of this Agreement and the other Loan Documents, including, but not limited to, (i) reasonable attorneys' fees, searches of the public records and all other fees, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (ii) costs, taxes, fees, and all transfer, recording, filing and other charges) of, or incidental to, the custody, care, transfer, administration of the Collateral, whether or not the transactions contemplated hereby shall be consummated. Borrower will also be responsible for its out-of-pocket fees (including reasonable attorneys’ fees) and expenses incurred by the Bank in connection with all extensions, renewals and modifications of the transactions contemplated hereby). After the occurrence of an Event of Default, the Borrower shall pay or reimburse the Bank for all costs, fees and expenses incurred by the Bank or for which the Bank becomes obligated in connection with the collection of the Obligations or enforcement of this Agreement and all other Loan Documents, or during any workout, restructuring, liquidation, wind-down or negotiations in respect thereof, including reasonable attorneys’ fees, plus costs and expenses of such attorneys or of the Bank, plus all search fees, costs and expenses; and all taxes payable in connection with this Agreement and all other Loan Documents. In furtherance of the foregoing, the Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the Borrower's execution and delivery of this Agreement and the other Loan Documents to be delivered hereunder, and Borrower agrees to save and hold the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses. That portion of the Obligations consisting of costs, expenses or advances to be reimbursed by the Borrower to the Bank pursuant to this Agreement or the other Loan Documents which are not paid on or prior to the date hereof shall be payable by the Borrower to the Bank on demand. If at any time or times hereafter the Bank: (a) employs counsel for advice or other representation (i) with respect to this Agreement or the other Loan Documents, (ii) to represent the Bank in any litigation, contest, dispute, suit or proceeding or to commence, defend, or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit, or proceeding (whether instituted by the Bank, the Borrower, or any other Person) in any way or respect relating to this Agreement or the other Loan Documents or the Borrower’s or Issuer’s business or affairs or any of the Collateral, or (iii) to enforce any rights of the Bank against the Borrower, the Issuer or any other Person that may be obligated to the Bank by virtue of this Agreement or the other Loan Documents; (b) takes any action to protect, collect, sell, liquidate, or otherwise dispose of any of the Collateral or any other collateral securing the Obligations; and/or (c) attempts to or enforces any of the Bank’s rights or remedies under this Agreement or the other Loan Documents, the costs and expenses incurred by the Bank in any manner or way with respect to the foregoing, shall be part of the Obligations, payable by the Borrower to the Bank on demand, and secured by the Collateral.

SECTION 21. NOTICES. All notices and other communications provided for hereunder shall be given in writing and shall be addressed to the party intended to receive the same at its address set forth below (or to such other and different address as Borrower or Bank may designate pursuant to a written notice sent in accordance with the provisions hereof), and will be deemed given, furnished or received: (i) when delivered at such address to such party (or to any employee or agent of such party) or (ii) when received if deposited in the United States mail as first‑class registered or certified mail, return receipt requested, postage prepaid, or (iii) when received if deposited at the office of a nationally‑recognized overnight delivery service; or (iv) when received if sent by facsimile or email transmission and receipt confirmed. If a party attempts to serve a notice or other communication on the other party utilizing any of the preceding notice methods and a receiving party refuses to accept such notice or other communication, such notice or other communication shall be deemed to have been received by such party at the time of such refusal.

To Bank:        MB Financial Bank, N.A.
6111 N. River Road
Rosemont, Illinois 60018
Attn:    Thomas J. Wilson
Senior Vice President
Fax No. 847.653.7882
Email Address: TWilson@mbfinancial.com

With a copy to:    Cohen, Salk & Huvard, P.C.

630 Dundee Road, Suite 120
Northbrook, Illinois 60062
Attn:    Bennett L. Cohen, Esq.
Fax No. 847.480.7882
Email Address: bcohen@cshlegal.com

To Borrower:	First Community Financial Partners, Inc.
2801 Black Road
Joliet, Illinois 60435
Attn:     Glen L. Stiteley
Executive Vice President and Chief Financial Officer
Fax No. 815.676.3386
Email Address: gstiteley@fcbankgroup.com

With copy to:        Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attn:    Joseph T. Ceithaml, Esq.
Fax No. 312.984.3150
Email Address: joseph.ceithaml@bfkn.com

SECTION 22. CONTINUING SECURITY INTEREST AND LIEN. This Agreement shall create a continuing security interest and Lien in the Collateral and shall remain in full force and effect until payment in full of the Obligations and the Bank's termination of this Agreement.

SECTION 23. NON-WAIVER. A party’s failure at any time or times hereafter to require strict performance by the other party of any provision of this Agreement shall not waive, affect or diminish any right of such party thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Bank of a default by Borrower under this Agreement shall not suspend, waive or affect any other default by Borrower under this Agreement, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement and no Event of Default by Borrower hereunder shall be deemed to have been suspended or waived by the Bank unless such suspension or waiver is in writing signed by an officer of the Bank and directed to Borrower specifying such suspension or waiver, and then such suspension or waiver shall be effective only for the specific purpose for which given.

SECTION 24. PERFORMANCE OF BORROWER'S DUTIES. If not discharged or paid when due, Bank may (but shall not be obligated to), after ten (10) days written notice to Borrower, discharge or pay any amounts required to be discharged or paid by Borrower under this Agreement, including, without limitation, all taxes, Liens, security interests, encumbrances, and other claims, at any time levied or placed on the Collateral. Bank may also (but shall not be obligated to) pay all costs for insuring, maintaining and preserving the Collateral. All such expenditures incurred or paid by Bank for such purposes will then bear interest at the highest default rate set forth in the Notes from the date incurred or paid by Bank to the date of repayment by Borrower.

All such expenses shall automatically become a part of the Obligations secured hereby, and, at Bank's option, will be payable on demand.

SECTION 25. SEVERABILITY. It is the parties' intention that this Agreement be interpreted in such a way that it is valid and effective under Applicable Law. However, if a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any person or circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other person or circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement

SECTION 26. CAPTIONS. The captions and headings of the various sections used in this Agreement are for convenience only, and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof.

SECTION 27. REINSTATEMENT OF OBLIGATIONS. To the extent that Borrower makes a payment or payments to Bank or Bank receives any payment or proceeds of the Collateral (or any other collateral for the Obligations) for Borrower's benefit, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) or proceeds received, the Obligations or part thereof intended to be satisfied shall be automatically reinstated as of the date of such invalidation, declaration, set aside or repayment, and shall continue in full force and effect, as if such payment(s) or proceeds had not been received by Bank, notwithstanding any termination hereof or the cancellation of any note or other instrument evidencing any such Obligations.

SECTION 28. INDEMNITY. In addition to all of the Borrower's other Obligations under this Agreement, Borrower agrees to defend, protect, indemnify, pay and hold harmless the Bank and its officers, directors, employees, attorneys, consultants, agents and affiliates (collectively, the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, costs, and expenses (including, without limitation, attorneys' and paralegals' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the initial loan disbursement hereunder, whether direct, indirect or consequential as a result of or arising from or relating to or in connection with any of the following (collectively, the "Indemnified Matters"), (i) the negotiation, preparation, execution or performance of this Agreement or of any document executed in connection with the transactions contemplated by this Agreement, (ii) the Bank's furnishing of funds to Borrower under this Agreement, including, without limitation, the management of the Loans or the use or intended use of the proceeds of the Loans, or (iii) any matter relating to the financing transactions contemplated by this Agreement or by any document or instrument executed in connection with the transactions contemplated by this Agreement, or any act, event or transaction related or attendant thereto, provided, however, Borrower shall not be liable to indemnify any Indemnitee for claims arising as a result of such Indemnitee's gross negligence or willful misconduct. Such indemnification for all of the foregoing losses, damages, liabilities, obligations, fees, penalties, costs and expenses of Bank shall be part of the Obligations.

SECTION 29. BROKERAGE FEES. Borrower covenants to Bank that there is no broker fee due in connection with the Loans. Borrower agrees to indemnify and hold the Bank harmless with respect to any costs, expenses or liabilities relating to any such claims.

SECTION 30. LAWFUL INTEREST. It is the intent of the Borrower and Bank that the rates of interest and other charges to Borrower under this Agreement and the Notes shall be lawful; therefore, if for any reason the interest or other charges payable under this Agreement or any Note is found by a court of competent jurisdiction, in a final determination, to exceed the limit which the Bank may lawfully charge Borrower, then the obligation to pay interest and other charges shall automatically be reduced to such limit, and if any amount in excess of such limit shall have been paid, then such amount shall be refunded to Borrower, or at the Bank's sole election, applied to reduce the principal amount of the Loans.

SECTION 31. SURVIVAL. All covenants, agreements, representations, warranties and indemnities made herein and in all other Loan Documents shall survive the making by the Bank of the Loans herein contemplated and shall continue in full force and effect for so long as the Loans and any other Obligations remain outstanding and unpaid.

SECTION 32. ASSIGNABILITY. The Bank may at any time assign the Bank's rights in this Agreement, the Notes, the Obligations, or any part thereof and transfer the Bank's rights in any or all of the Collateral or any other collateral securing the Obligations, and the Bank thereafter shall be relieved from all liability with respect to such Collateral and all other collateral securing the Obligations. In addition, the Bank may at any time sell one or more participations in the Loans. The Borrower may not sell or assign this Agreement or any other agreement with the Bank or any portion thereof (including, without limitation, any of Borrower’s rights or obligations hereunder or thereunder), either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrower and their respective successors and permitted assigns. All references herein to Borrower shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term "Borrower" shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

SECTION 33. CONFIDENTIALITY. Except as set forth in the last two sentences of this Section 33, the Borrower and the Bank hereby agree and acknowledge that any and all information relating to the Borrower which is (i) furnished by the Borrower to the Bank (or to any affiliate of the Bank), and (ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with Applicable Law, provided, however, that such information and other credit information relating to the Borrower may be distributed by the Bank or such affiliate to the Bank's or such affiliate's directors, officers, employees, attorneys, affiliates, auditors and regulators, and upon the order of a court or other governmental agency having jurisdiction over the Bank or such affiliate, to any other Person. The Borrower and the Bank further agree that this provision shall survive the termination of this Agreement. Borrower consents to the publication by the Bank of advertising material relating to the financing transactions contemplated by the Agreement using Borrower's name, logo or trademark.  The Bank reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

SECTION 34. TIME OF ESSENCE. Time is of the essence in making payments of all amounts due the Bank under this Agreement and all other Loan Documents and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement and all other Loan Documents.

SECTION 35. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

SECTION 36. FACSIMILE SIGNATURES. The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a "Communication") which the Bank in good faith believes has been signed by Borrower and has been delivered to the Bank by a properly authorized representative of Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.

SECTION 37. ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, constitute the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment. No amendment or waiver of any provision of this Agreement nor consent to any departure by Borrower herefrom shall in any event be effective unless the same shall be given in writing and signed by the Bank and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and the other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

SECTION 38. CHOICE OF LAW. ANY DISPUTE BETWEEN THE BANK AND BORROWER, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR

OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

SECTION 39. PERSONAL JURISDICTION.

(i)    Exclusive Jurisdiction. EXCEPT AS PROVIDED IN SUBSECTION (ii) BELOW, THE BANK AND BORROWER AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS. BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

(ii)    Other Jurisdictions. BORROWER AGREES THAT THE BANK SHALL HAVE THE RIGHT TO PROCEED AGAINST BORROWER OR ITS PROPERTY IN A COURT IN ANY LOCATION NECESSARY TO ENABLE THE BANK TO OBTAIN A JUDGMENT AGAINST THE BORROWER OR TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE BANK. BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH THE BANK HAS COMMENCED A PROCEEDING DESCRIBED IN THIS PARAGRAPH.

SECTION 40. WAIVER OF JURY TRIAL. THE BORROWER AND BANK EACH WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY SUCH RIGHTS OR OBLIGATIONS. BORROWER WAIVES ANY RIGHT WHICH IT MAY HAVE TO CLAIM OR RECOVER FROM THE BANK IN ANY LITIGATION OR OTHER PROCEEDING ANY SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.

Borrower (i) certifies that neither the Bank nor any representative, agent or attorney of the Bank has represented, expressly or otherwise, that the Bank would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into this Agreement and the other Loan Documents to which the Bank is a party, the Bank is relying upon, among other things, the waivers and certifications contained in this Section 40.

SECTION 41. WAIVER OF BOND. BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF THE BANK IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH, OR LEVY UPON COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE BANK, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER,

PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT, OR ANY OTHER OF THE LOAN DOCUMENTS.

BALANCE OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Borrower and the Bank have caused this Agreement to be duly executed and delivered as of the date first above written.

BORROWER:

FIRST COMMUNITY FINANCIAL
PARTNERS, INC., an Illinois corporation

By: /s/ Patrick J. Roe
Name:    Patrick J. Roe
Title: President and COO

BANK:

MB FINANCIAL BANK, N.A.

By: /s/ Thomas J. Wilson
Name: Thomas J. Wilson
Title: Senior Vice President